Exhibit 2.1

Execution Version

PRIVATE AND CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

NAUTICUS ROBOTICS, INC.,

3D MERGER SUB, INC.,

and

3D AT DEPTH, INC.

Dated as of October 2, 2023

i

Section 10.14	Integration	62
Section 10.15	Cooperation Following the Closing	62
Section 10.16	Transaction Costs	62
Section 10.17	Interpretation; Construction	63

ANNEXES AND EXHIBITS

Annex I	Estimated Closing Statement
Annex II	Calculation of 20-day VWAP
Annex III	Sample Calculation of Net Working Capital
Exhibit A	RWI Policy
Exhibit B	Company Knowledge Parties
Exhibit C	Support Agreement Stockholders
Exhibit D	Large Stockholders
Exhibit E	Small Stockholders
Exhibit F	Form of Small Stockholder Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 2, 2023, by and among (i) Nauticus Robotics, Inc., a Delaware corporation (“Buyer”), (ii) 3D Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and (iii) 3D at Depth, Inc., a Delaware corporation (the “Company”). Buyer, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Merger Sub is a wholly owned first tier Subsidiary of Buyer and was formed for the sole purpose of the Merger;

WHEREAS, Buyer, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned first tier subsidiary of Buyer;

WHEREAS, this Agreement and the Merger have been approved by the respective boards of directors of Buyer, Merger Sub and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, certain Company Stockholders listed on Exhibit C have entered into a support agreement (the “Company Stockholder Support Agreement”) with the Buyer;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Merger, certain Company Stockholders listed on Exhibit D have entered into Lock-Up Agreements with the Buyer with respect to the Buyer Common Stock such Company Stockholders will receive as consideration in the Merger (each, a “Large Stockholder Lock-Up Agreement”);

WHEREAS, upon the consummation of the Merger, certain Company Stockholders listed on Exhibit E will enter into Lock-Up Agreements in the form set forth on Exhibit F with the Buyer (each, a “Small Stockholder Lock-Up Agreement” and, together with the Large Stockholder Lock-Up Agreements, the “Lock-Up Agreements”);

WHEREAS, based upon information made available to Buyer by the Company, Buyer reasonably believes that thirty-five (35) or fewer of the recipients of Buyer Common Stock in the Merger are not accredited investors (as such term is used in Regulation D promulgated under the Securities Act) and that the issuance of all shares of Buyer Common Stock in the Merger will validly qualify for an exemption under Regulation D from the registration and prospectus delivery requirements of the Securities Act and exemptions under state “blue-sky” Laws;

WHEREAS, this Agreement has been approved by the written consent of stockholders holding at least a majority of the outstanding voting stock of the Company in accordance with Section 228 of the DGCL; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and the other transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

“Acceleration” has the meaning set forth in Section 3.2(a).

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Balance Sheet” has the meaning set forth in Section 4.7.

“Base Equity Value” means THIRTY-FOUR MILLION DOLLARS ($34,000,000).

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Colorado or Texas.

“Buyer” has the meaning set forth in the introductory paragraph hereto.

“Buyer Ancillary Documents” has the meaning set forth in Section 5.4(a).

“Buyer Common Stock” means common stock, $0.0001 par value per share, of the Buyer, trading under the symbol “KITT” (and any stock or other securities into which such shares of common stock may be converted or for which they may be exchanged).

“Buyer Disclosure Schedules” has the meaning set forth in ARTICLE V.

“Buyer Incentive Plan” means the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan as in effect as of the Closing Date.

“Buyer Public Warrants” means the publicly traded warrants to buy Buyer Common Stock trading under the symbol “KITTW”.

“Buyer Stockholder Approval” has the meaning set forth in Section 5.4(b).

“Buyer Update” has the meaning set forth in Section 6.13(b).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into Law by the President of the United States on March 27, 2020, as amended by subsequent legislation, including the American Rescue Plan Act of 2021 as signed into Law by the President of the United States on March 11, 2021.

“Cash Amount” means, as of immediately prior to the Closing, an amount of Dollars (expressed as a positive or negative number, as applicable) equal to the cash and cash equivalents (to the extent convertible into cash within ninety (90) days) of the Company, minus the aggregate amount of any outstanding checks, transfers and drafts, except to the extent there has not been a corresponding reduction of current liabilities, Company Debt or Outstanding Company Expenses on account therefor, plus any deposits in transit to the extent there has been a corresponding reduction of current assets on account therefor, in each case determined consistent with historical practices of the Company, and excluding Restricted Cash, if any.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 3.3(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Seller” means each holder of Company Common Stock who participates in the Closing on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph hereto.

“Company Ancillary Documents” has the meaning set forth in Section 4.3.

“Company Benefit Plan” means each plan, fund, program, agreement or arrangement (i) with respect to which the Company Group has any Liability and (ii) that provides employee benefits or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of the Company Group or any Person that together with the Company Group would be a single employer within the meaning of Section 414 of Code (whether written or oral), including, without limitation, each “welfare” plan (within the meaning of Section 3(1) of ERISA) and each “pension” plan (within the meaning of Section 3(2) of ERISA).

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Debt” means, with respect to the Company, but without duplication, (a) all indebtedness of the Company for borrowed money and all accrued interest thereon (other than accounts payable in the ordinary course of business), including without limitation, arising from loans, advances, letters of credit, surety bonds and obligations related thereto; (b) all obligations of the Company for the deferred purchase price of assets, property or services other than operating or other leases of property (except as set forth in (d)), and other non-ordinary course third-party payables, accrued expenses and liabilities to current and/or former employees incurred in the ordinary course of business; (c) all obligations of the Company evidenced by notes, bonds, debentures, hedging and swap arrangements or Contracts or other similar instruments; (d) all lease obligations of the Company classified as capital leases in accordance with GAAP; (e) all accrued and unpaid interest on any Company Debt referred to in clauses (a) through (d) above through the Closing Date and any prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations (including, but not limited to, foreign exchange contracts) or other costs incurred in connection with the repayment or assumption of such Company Debt; and (f) all indebtedness of others of the type referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by the Company. For the avoidance of doubt, and notwithstanding anything herein to the contrary, Company Debt shall not include any amounts included in the calculation of Net Working Capital and shall not include Outstanding Company Fees.

“Company Disclosure Schedules” has the meaning set forth in ARTICLE IV.

“Company Group” means the Company and the UK Subsidiary.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in connection with, or otherwise necessary for, conducting the business of the Company Group as currently conducted, and as proposed to be conducted.

“Company IT Assets” means all Software systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, used or held for use in connection with, or otherwise necessary for, conducting the business of the Company Group as currently conducted, and as proposed to be conducted.

“Company Option” has the meaning set forth in Section 3.2(a).

“Company Option Final Schedule” has the meaning set forth in Section 3.2(a).

“Company Option Proposed Schedule” has the meaning set forth in Section 3.2(a).

“Company Requisite Approval” means the affirmative vote at a meeting or by written consent of the Company Stockholders holding a majority of the shares of the Company Common Stock approving the Merger, the Company Ancillary Documents and the transactions contemplated thereunder.

“Company Stock Plan” means the Company’s Employee Stock Plan dated April 24, 2017, including all Stock Option Agreements entered into by the Company pursuant thereto.

“Company Stockholder” means the holder of a share of Company Common Stock.

“Company Stockholder Support Agreement” has the meaning set forth in the Recitals hereto.

“Company Taxes” shall mean, in each case, except to the extent specifically treated as a liability in the calculation of Net Working Capital, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, pursuant to a Tax sharing agreement entered (or assumed) by the Company or its Subsidiaries on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not): (i) any and all Taxes imposed on the Company and its Subsidiaries for all Pre-Closing Tax Periods and for the portion of any Straddle Period ending on the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company or its Subsidiaries) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (iii) any and all Taxes of any person imposed on the Company or its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing; and (iv) any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred by the Company or its Subsidiaries or Buyer in connection with any amounts described in (i) – (iii).

“Company Update” has the meaning set forth in Section 6.13(a).

“Confidentiality Agreement” shall mean the Confidentiality and Non-Disclosure Agreement, dated as of July 23, 2022, between the Company and Nauticus Robotics Holdings, Inc. (f/k/a Nauticus Robotics, Inc.).

“Contract” means any written or oral contract, agreement, purchase order, commitment, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license, including, without limitation, customer contracts, customer orders and backlog, royalty and license agreements and rights, purchase agreements and rights to use technology owned by others.

“Control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Customer Information” means all non-public records, books, reports, data and other information concerning customers.

“DGCL” has the meaning set forth in the Recitals hereto.

“Dissenting Share” has the meaning set forth in Section 3.1(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means any federal, state, local or foreign Law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any Governmental Entity or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“Equity Value” means the Base Equity Value, (A) decreased by the Excess Company Debt Amount, (B) decreased by the Working Capital Deficiency (if any), (C) increased by the Working Capital Excess (if any), (D) decreased by the RWI Underwriting Fee Amount, (E) decreased by the RWI Broker Fee Amount, (F) decreased by 50% of the RWI Premium Amount, and (G) decreased by the Outstanding Company Fees Deficiency (if any).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person treated as a single employer with the Company under Section 414(b), (c), (m), or (o) of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.4(a).

“Estimated Net Working Capital” has the meaning set forth in Section 3.4(a).

“Excess Company Debt Amount” has the meaning set forth in Section 3.4(h).

“Final Closing Statement” has the meaning set forth in Section 3.4(b) and Section 3.4(c).

“Financial Statements” has the meaning set forth in Section 4.7.

“Fraud” means common law fraud under Delaware law in connection with this Agreement, expressly excluding (x) constructive fraud and (y) fraud resulting from or attributable to purported recklessness without the intent to defraud.

“GAAP” means generally accepted accounting principles employed in the United States (as in effect prior to giving effect to the implementation of FASB’s ACS 842).

“Goods” has the meaning set forth in Section 4.20(b)(i).

“Government Bid” means any bid, offer, proposal or response to solicitation that, if accepted or awarded, would result in the establishment of a Government Contract.

“Government Contract” means any contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle that exists between the Company and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity or (iii) any subcontractor, at any tier with respect to any contract described in clause (i) or (ii) related to the business of the Company.

“Governmental Entity” means the United States government, any state or local or foreign government or any court, department, instrumentality, commission, agency, including administrative or regulatory agencies, of the United States government, any state government or any local government, or other governmental authority or agency, domestic or foreign.

“Hazardous Materials” mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing; (ii) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, fictitious business names, uniform resource locators, internet domain names, social media accounts and handles, and all other source or business identifiers or designators of origin (whether registered or unregistered), registrations and applications, for registration of, and renewals and extensions of, any of the foregoing, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, websites, copyrights, mask work rights, database rights, and design rights (all whether registered or unregistered); registrations and applications for registration of, and all renewals and extensions of, any of the foregoing and all moral rights associated with any of the foregoing; (iv) all economic rights of authors and inventors, however denominated; (v) computer software, firmware, databases, data collections and related documentation and materials, including source code, object code, code repositories, development tools, application programming interfaces, user interfaces, architecture, files, manuals, programmers’ notes, derivative works, foreign language versions, fixes, upgrades, updates, enhancements, current and prior versions and releases, and all media and other tangible property necessary for the delivery or transfer of any of the foregoing (collectively, “Software”); (vi) artificial intelligence technologies, including machine learning technologies and deep learning technologies; (vii) trade secrets and other proprietary and confidential information and data, including inventions (whether or not patentable or reduced to practice), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing processes, production processes, devices, specifications, reports, analyses, data, data analytics, customer lists, supplier lists, pricing information, cost information, business plans, business proposals, marketing plans, marketing proposals, and chemical, biochemical, toxicological, and material and information and data relating thereto and formulation; (viii) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing; and (ix) all rights to sue and collect damages for past, present and future infringement of and other violations of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 6.9(a).

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“Knowledge” of any Person means (a) the actual knowledge of such Person and (b) that knowledge which should have been acquired by such Person after reasonable inquiry. When used in the case of the Company, the term “Knowledge” shall include the Knowledge of those individuals set forth on Exhibit B.

“Large Stockholder Lock-Up Agreement” has the meaning set forth in the Recitals hereto.

“Latest Balance Sheet” has the meaning set forth in Section 4.7.

“Latest Balance Sheet Date” has the meaning set forth in Section 4.7.

“Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an Order of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.5(b).

“Letter of Transmittal” has the meaning set forth in Section 3.3(b).

“Liability” means any actual liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined, determinable or otherwise, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or other encumbrance in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Lock-Up Agreement” has the meaning set forth in the Recitals hereto.

“Losses” means losses, damages, liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, special, indirect or punitive damages, except to the extent actually awarded to a Governmental Entity or other third party.

“Malicious Code” means any (i) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (ii) virus, Trojan horse, worm, or other Software routine or hardware component designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; and (iii) similar programs.

“Mandatory Exercise” has the meaning set forth in Section 3.2(a).

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is or may be reasonably likely to be materially adverse to the business, financial condition, results of operations, properties, assets or Liabilities of the Company Group or the Buyer, as applicable. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse state of facts, changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Company Group or the Buyer, as applicable of any of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding anything contained herein to the contrary, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group or the Buyer, as applicable, operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Company Group or the Buyer, as applicable; (vi) any changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Company Group or the Buyer, as applicable to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Sub” has the meaning set forth in the introductory paragraph hereto.

“Merger Sub Common Stock” has the meaning set forth in Section 3.1(a).

“Net Working Capital” means the total current assets of the Company minus the total current Liabilities of the Company, determined in accordance with the sample calculation of Net Working Capital, based on the information included in the Interim Financial Statements, as attached hereto as Annex III. Notwithstanding anything contained herein to the contrary, Net Working Capital shall not include cash of the Company or any amount of the Outstanding Company Fees.

“Optionholders” means the holders of the Options.

“Options” means the outstanding options to purchase shares of Company Common Stock.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and legally binding determinations of any Governmental Entity or arbitrator.

“OSS Lease Purchase and License Agreement” means that certain Lease Purchase and License Agreement, dated as of May 3, 2021, between the Company and OneSubsea LLC, a Delaware limited liability company.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Outstanding Company Fees” means the dollar amount, measured as of the Closing Date, of (i) the unpaid fees and disbursements of outside counsel to the Company or the Company Stockholders incurred in connection with the transactions contemplated by this Agreement and (ii) the unpaid fees and expenses of any other agents, accountants, auditors (excluding the fees of Whitley Penn incurred by the Company in connection with the audit of the Company’s financial statements prior to the Closing Date), advisors, consultants, experts and financial advisors employed by the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement.

“Outstanding Company Fees Deficiency” has the meaning set forth in Section 3.4(f).

“Outstanding SAAB Amount” means the dollar amount, measured as of the date five (5) Business Days prior to the Closing Date, that the Company owes to OneSubsea LLC pursuant to the OSS Lease Purchase and License Agreement.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company Group.

“Owned Software” means all Software that is Owned Intellectual Property.

“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto.

“PCI-DSS” means the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time.

“Per Share Equity Consideration” means with respect to any share of Company Common Stock held by a Company Stockholder, issued and outstanding immediately prior to the Effective Time, a number of shares of Buyer Common Stock equal to (a) the Per Share Equity Consideration Value divided by (b) the 20-day VWAP calculated pursuant to Annex II, which is stipulated by the Parties to be $2.04.

“Per Share Equity Consideration Value” means (a) the Equity Value divided by (b) the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

“Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including, without limitation, certificates of need, construction and operation permits and safety certificates), exemptions, classifications, registrations and variances from Governmental Entities.

“Permitted Company Debt Amount” means the dollar amount of the Company Debt as of immediately prior to the Effective Time, not to exceed a dollar amount equal to the sum of $1,000,000 plus, the Outstanding SAAB Amount.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable for which adequate reserves have been established consistent with historical practices of the Company, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (iii) non-exclusive Intellectual Property licenses granted by the Company in the ordinary course of business consistent with past practices, (iv) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, (v) other non-monetary Liens that arise or are incurred in the ordinary course of business which, individually or in the aggregate, do not (A) interfere in any material respect with the present use of or occupancy of the applicable property by the Company, (B) have more than an immaterial effect on the value thereof or its use or (C) would impair the ability of such property to be sold for its present use, and (vi) those liens set forth on Schedule 1.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means, to the extent regulated by Contract, Law or privacy policy applicable to the Company, any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including or any other data that constitutes personal information or personal data under any Contract, Law or privacy policy applicable to the Company.

“Post-Closing Seller” means each holder of Company Common Stock who is not a Closing Seller.

“Post-Closing Tax Period” means any Tax period (or portion of a Straddle Period) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion of a Straddle Period) ending on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to Company, (a) any Laws regulating the Processing of Protected Data; (b) the PCI DSS and any other privacy- or data security- related industry standards to which the Company is legally or contractually bound or has publicly represented with which it complies; (c) all Contracts between the Company and any Person that are applicable to the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Proceedings” means actions, suits, claims, reviews and investigations and legal, administrative or arbitration proceedings.

“Process” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means data regulated by the PCI-DSS, Personal Information and all data for which the Company Group is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Receivables” has the meaning set forth in Section 4.23(b).

“Registered Intellectual Property” means all of the Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by any Governmental Entity, quasi-governmental authority, or registrar.

“Related Documents” means the Confidentiality Agreement, the Company Ancillary Documents and the Buyer Ancillary Documents.

“Representatives” has the meaning set forth in Section 6.2.

“Restricted Cash” means any cash or cash equivalents of the Company which are not freely usable by Buyer because they are subject to restrictions, limitations or taxes on use or distribution by law, contract or otherwise.

“RWI Broker Fee Amount” means the fee payable to the Buyer’s insurance broker in connection with obtaining the RWI Policy.

“RWI Policy” means the buyer-side representations and warranties insurance policy purchased and bound by Buyer prior to the Closing and attached hereto as Exhibit A.

“RWI Premium Amount” means the dollar amount of the premium payable in respect of the RWI Policy.

“RWI Underwriting Fee Amount” means the dollar amount paid to the Buyer’s insurance broker in connection with obtaining the RWI Policy.

“Secretary of State” has the meaning set forth in Section 2.2.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Breach” means any (i) security breach or breach of Protected Data under applicable Privacy and Security Requirements or any unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of Protected Data or the Company Group’s own confidential information; or (ii) unauthorized interference with system operations or security safeguards of the Company’s information systems, including any phishing incident or ransomware attack.

“Small Stockholder Lock-Up Agreement” has the meaning set forth in the Recitals hereto.

“Software” has the meaning set for in the definition of Intellectual Property.

“Straddle Period” means a taxable period which includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Common Stock” has the meaning set forth in Section 3.1(a).

“Target Net Working Capital” means $2,200,000.

“Tax Proceeding” has the meaning set forth in Section 4.26(e).

“Tax Return” shall mean any report, return, claim for refund, estimate, election, notice, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes, any schedule or attachment thereto, and any amendment thereof or extension of time to file any of the foregoing.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity, whether disputed or not, including charges, interest or penalties imposed with respect thereto by any Governmental Entity.

“Top Customers” has the meaning set forth in Section 4.20(a)(i).

“Top Suppliers” has the meaning set forth in Section 4.20(b)(i).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transfer Taxes” has the meaning set forth in Section 6.10.

“Transition Period” has the meaning set forth in Section 6.1(a).

“Treasury Regulations” means the U.S. Department of the Treasury tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“UK Life Assurance Scheme” means the UK Subsidiary’s registered group life policy with American International Group, Inc.

“UK Pension Scheme” means the UK Subsidiary’s pension arrangement with the People’s Pension Scheme provided by B&CE.

“UK Subsidiary” means 3D at Depth Limited, a private limited company registered in England and Wales with the Company Number 11274431 and having its registered office at 66 North Quay, Great Yarmouth, Norfolk, United Kingdom NR30 1HE.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7.

“Working Capital Deficiency” has the meaning set forth in Section 3.4(d).

“Working Capital Excess” has the meaning set forth in Section 3.4(e).

ARTICLE II
THE MERGER

Section 2.1 The Merger.

At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, all of the respective outstanding shares of capital stock of the Company and Merger Sub will be converted or cancelled in the manner provided in ARTICLE III.

Section 2.2 Effective Time.

At the Closing, a certificate of merger (the “Certificate of Merger”) will be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the “Secretary of State”) for filing, as provided in Section 103 of the DGCL, on the Closing Date. The Merger will become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Buyer and the Company and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

Section 2.3 Closing.

The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of executed documents and other deliverables (by PDF), as promptly as practicable following, but in no event later than, the third (3rd) Business Day following the satisfaction or waiver of each of the conditions set forth in ARTICLE VII hereof (other than, but subject to satisfaction of, the conditions to be satisfied on the Closing Date), or at such other time and place as may be agreed to by the parties hereto. Such time and date are referred to in this Agreement as the “Closing Date.”

Section 2.4 Effects of the Merger.

At the Effective Time, the effects of the Merger will be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, Liabilities, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation, By-Laws and Officers and Directors of the Surviving Corporation.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation. As of the Effective Time, the certificate of incorporation and the bylaws of Merger Sub shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter supplemented or amended in accordance with their terms and the DGCL.

(b) Directors and Officers of the Surviving Corporation. The Company shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (b) certain directors or executive officers of the Company, determined by the Buyer and communicated in writing to the Company prior to the Effective Time, shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

ARTICLE III
MERGER CONSIDERATION AND CONVERSION OF SHARES

Section 3.1 Conversion of Capital Stock.

At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, Merger Sub, the Company or the Company Stockholders:

(a) Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time (“Merger Sub Common Stock”) will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation (“Surviving Corporation Common Stock”), so that, immediately following the Effective Time, Buyer shall be the holder of all of the issued and outstanding shares of Surviving Corporation Common Stock.

(b) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares that are Dissenting Shares) will be converted into the right to receive the applicable Per Share Equity Consideration. At the Effective Time, all such shares of Company Common Stock will no longer be outstanding and will be cancelled and retired automatically and will cease to exist, and each holder of a Certificate representing such a share of Company Common Stock will cease to have any rights with respect thereto, except the right to receive Per Share Equity Consideration upon the surrender of such Certificate (or other evidence of ownership reasonably acceptable to Buyer).

(c) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger or consented thereto in writing and who has provided the Company with a written demand for appraisal for such shares of Company Common Stock in accordance with the DGCL (in each case, a “Dissenting Share”), will not be converted into or represent the right to receive the Per Share Equity Consideration, except as set forth below. Such holders shall instead be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by Company Stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Equity Consideration pursuant to Section 3.1(b). The Company shall give Buyer prompt notice of any written demands received by the Company for appraisal, and Buyer shall conduct all negotiations and proceedings with respect to such demands (provided that Buyer shall keep the Company reasonably apprised of the same). The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

Section 3.2 Company Options.

(a) No fewer than five (5) days prior to the Closing Date, the Company shall have caused all outstanding and unexercised options to purchase shares of the Company Common Stock granted under the Company Stock Plan (each, a “Company Option”) to have accelerated so as to be fully vested and exercisable (the “Acceleration”). Upon such Acceleration, the Company shall have caused each holder of Company Options to have exercised such Company Options (the “Mandatory Exercise”) by the Company’s administration of a cashless exercise program, such that, prior to the Effective Time, each holder of Company Options becomes a holder of the applicable number of shares of Company Common Stock in accordance with the Company Stock Plan; provided, that each holder of Company Options that chooses a cashless exercise shall exercise such Company Options as follows: (i) the Company shall offset against the exercise a number of Company Common Stock which, when valued at Fair Market Value (as defined in the Company Stock Plan) on the date of exercise, equals the exercise price of such Company Options, and (ii) the Company shall withhold from the Company Common Stock issued upon such exercise, a number of shares of Company Common Stock which, when valued at Fair Market Value (as defined in the Company Stock Plan) on the date of exercise, equals the total tax obligations required to be withheld or paid pursuant to any Federal, State or local tax or revenue laws or regulations, as may be determined by the Company. A holder of Company Options may also exercise its Company Options by means of payment of cash to the Company, in which case, the exercise of such Company Options shall be administered in accordance with the Company Stock Plan, including with respect to any applicable withholding. In each case of a cashless or cash exercise pursuant to this Section 3.2, the Company shall deliver a schedule (the “Company Option Proposed Schedule”) of its proposed calculations (broken out by Company Option holder) to Buyer at least five (5) Business Days prior to the Mandatory Exercise, and Buyer shall have the right to review and approve the number of shares of Company Common Stock issued to each such holder of Company Options (as so approved, the “Company Option Final Schedule”).

(b) As of the Effective Time, all unexercised Company Options, if any exist, shall be cancelled and each holder of Company Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.2. The Company Options shall not rollover into the Buyer Incentive Plan. No options to purchase shares of Buyer Common Stock shall be issued or shares reserved in respect of any Company Options.

Section 3.3 Payment of Merger Consideration.

(a) Closing Sellers. At the Closing, and upon surrender by the holder thereof of share certificates representing ownership of the Company Common Stock (or other proof of ownership reasonably satisfactory to Buyer) (each a “Certificate”), Buyer shall cause to be issued (by delivering an instruction letter to its transfer agent) to each Closing Seller the Per Share Equity Consideration for each share of Company Common Stock held by such Closing Seller. Any Outstanding Company Fees will be paid by the Buyer in accordance with the applicable payment terms.

(b) Post-Closing Sellers. As soon as reasonably practicable following the date hereof, the Company (on behalf of Buyer) shall deliver to each holder of Company Common Stock that is not a Closing Seller (i) a letter of transmittal (the “Letter of Transmittal”), and (ii) instructions for use in surrendering the certificates in exchange for the Per Share Equity Consideration. No interest will be paid or accrued on the Per Share Equity Consideration payable upon the surrender of any Certificate.

(c) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this ARTICLE III, except as otherwise provided by applicable Law. Until surrendered as contemplated by Section 3.3(a), each Certificate (other than Certificates representing Dissenting Shares and shares to be cancelled in accordance with Section 3.1(b)) will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the amount that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Agreement.

(d) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, including indemnification of the Company with respect to damages arising out of the lost Certificate, the Company shall, in exchange for such lost, stolen or destroyed Certificate, pay to the Person entitled thereto the amount due to such Person pursuant to the provisions of this ARTICLE III.

(e) Withholding Rights. The Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Optionholder such amounts as the Buyer is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Optionholders in respect of which such deduction and withholding was made by the Buyer.

Section 3.4 Closing Adjustment.

(a) Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement in the form attached hereto as Annex I (the “Estimated Closing Statement”) setting forth the Company’s reasonable, good-faith estimate of (i) Excess Company Debt Amount (if any), (ii) the Net Working Capital (the “Estimated Net Working Capital”), (iii) the Working Capital Deficiency or Working Capital Excess (as applicable), (iv) the dollar amount of the Outstanding Company Fees, (v) the Cash Amount, (vi) the Outstanding Company Fees Deficiency (if any), (vii) the RWI Underwriting Fee Amount, (viii) the RWI Broker Fee Amount, (ix) the RWI Premium Amount, (x) the Equity Value, (xi) the Per Share Equity Consideration Value, and (xii) the Per Share Equity Consideration in each case, as of the close of business on the Closing Date.

(b) Following delivery of the Estimated Closing Statement, if the Buyer has any comment with respect to any amounts included in the Estimated Closing Statement, Company shall consider such comments in good faith. Not later than two (2) Business Days prior to the Closing Date, the Company and the Buyer shall agree on the amounts set forth in the Estimated Closing Statement (the “Final Closing Statement”).

(c) The Final Closing Statement shall be in the form attached hereto as Annex I, updated as of the close of business on the day immediately prior to the Closing Date, as agreed by the Company and the Buyer, and shall be final and binding on the parties hereto.

(d) If the amount of the Net Working Capital as set forth on the Final Closing Statement is less than the Target Net Working Capital by more than $37,500 (the amount of such deficiency, disregarding the threshold, the “Working Capital Deficiency”), then the Base Equity Value shall be decreased by an amount equal to the Working Capital Deficiency, from the first dollar.

(e) If the amount of the Net Working Capital as set forth on the Final Closing Statement exceeds the Target Net Working Capital by more than $37,500 (the amount of such excess, disregarding the threshold, the “Working Capital Excess”), then the Base Equity Value shall be increased by an amount equal to the Working Capital Excess, from the first dollar.

(f) If the dollar amount of the Outstanding Company Fees is in excess of the Cash Amount (the “Outstanding Company Fees Deficiency”), then the Base Equity Value shall be decreased by such amount.

(g) If the dollar amount of the Company Debt is in excess of the Permitted Company Debt Amount (the “Excess Company Debt Amount”), then the Base Equity Value shall be decreased by the Excess Company Debt Amount.

(h) If the dollar amount of the Company Debt is less than the Permitted Company Debt Amount, then the Base Equity Value shall not be adjusted in respect of the Company Debt.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

The Company hereby represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to the Buyer (the “Company Disclosure Schedules”), that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV).

Section 4.1 Organization.

The Company is a corporation duly formed and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to obtain such qualification or license would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Company has heretofore made available to Buyer true, correct and complete copies of the Company’s charter documents as currently in effect and the Company’s corporate record books with respect to actions taken by the Company’s officers, stockholders and directors. Schedule 4.1 sets forth all of the trade names and fictitious business names (D/B/A’s) used by the Company.

Section 4.2 Capitalization and Subsidiaries.

(a) The authorized capital stock of the Company as of the Closing consists of 2,500,000 shares of Company Common Stock, of which 1,688,629 shares are issued and outstanding. Each issued and outstanding share of Company Common Stock is duly authorized, validly issued, fully paid and nonassessable, is free of any preemptive rights in respect thereof, is free and clear of all Liens, will be free and clear of all Liens as of the Effective Time and was issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Company. Except as set forth on Schedule 4.2, there are no (a) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (b) options, warrants, calls, subscriptions, conversion rights, exchange rights, purchase rights or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock; or (c) voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(b) Each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Schedule 4.2. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Schedule 4.2, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the governing documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Buyer by or on behalf of the Company.

Section 4.3 Authorization.

The Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Company Ancillary Documents”) and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Company Requisite Approval. The execution, delivery and performance of this Agreement and such Company Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, upon obtaining the Company Requisite Approval, have been duly and validly authorized and approved by the Company Board and no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Company Ancillary Documents or the Company’s performance hereunder or thereunder. The directors of the Company have approved the execution, delivery and performance of this Agreement and the Company Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Company Ancillary Documents. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to obtaining the Company Requisite Approval, applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.4 Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent, approval (except the Company Requisite Approval), order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Company, (b) except as indicated on Schedule 4.13(b), any Contract, Permit or other instrument applicable to the Company or its business, (c) any Order of any court or Governmental Entity or agency to which the Company is a party or by which the Company or any of its assets is bound or (d) except as set forth on Schedule 4.4, any Permit, Law or arbitration award of any Governmental Entity or public or regulatory unit, agency or authority applicable to the Company or its business. To the Company’s Knowledge, there are no facts or circumstances that might delay, impede or prevent any Person in obtaining any approval, consent or Permit contemplated by this Agreement.

Section 4.5 Real Property.

(a) The Company Group does not own any real property.

(b) Schedule 4.5(b) sets forth a complete and accurate list and description of all parcels of real property leased by the Company Group (together with all fixtures and improvements thereon, the “Leased Real Property”). The Company Group has a valid leasehold interest in its Leased Real Property, free and clear of any Liens, except for Permitted Liens. The leases of the Leased Real Property are in full force and effect. All leases of Leased Real Property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) The improvements on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. There are no condemnation or appropriation or similar proceedings pending or, to the Company’s Knowledge, threatened against any Leased Real Property or the improvements thereon.

Section 4.6 Title to Assets; Related Matters.

The Company Group has good and valid title to all of the properties and assets, tangible or intangible, reflected in the Interim Financial Statements as being owned by the Company Group, free and clear of all Liens except for Permitted Liens, excluding inventory sold or disposed of by the Company Group since the Latest Balance Sheet Date in the ordinary course of business. The Company Group has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. The Company Group’s tangible assets are in good operating condition and in a state of good maintenance and repair (and in the case of plants, buildings and structures are structurally sound), ordinary wear and tear excepted, consistent with standards generally followed in the industry; provided, however, this representation does not cover equipment in the field that has damage that (A) is covered by insurance, or (B) is caused by a customer for which the customer is responsible. No Person other than the Company Group owns any equipment or other tangible personal property or assets situated on the premises of the Company which are necessary to the operation of the Company Group’s business, except for the leased items that are subject to personal property leases. Schedule 4.6 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company Group with a book value of over $5,000.00. The building, plants, structures and equipment of the Company Group are sufficient for the continued conduct of the Company Group’s business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.7 Financial Statements.

Schedule 4.7 contains true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Company Group as of December 31, 2020, 2021 and 2022 (the “Balance Sheet”) and the related unaudited consolidated statements of income for the years then ended, together with the notes thereto (the “Unaudited Financial Statements”), (ii) the unaudited consolidated balance sheets and statements of income for the quarter ended June 30, 2023, and (iii) the unaudited consolidated balance sheets and statements of income (the “Latest Balance Sheet”) as of July 31, 2023 (the “Latest Balance Sheet Date”) and with the notes thereto (the “Interim Financial Statements” and, collectively with the Unaudited Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the financial condition and the results of operations of the Company Group as of the respective dates of and for the periods referred to in the Financial Statements, all consistent with historical practices of the Company Group, subject, in the case of the Unaudited Financial Statements and the Interim Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). The Financial Statements are based on the books and records of the Company Group. Since the Latest Balance Sheet Date, there has been no change in any of the accounting (or Tax accounting) policies, practices or procedures of the Company Group.

Section 4.8 Inventory and Products.

(a) The inventories set forth in the each of the Balance Sheet and the Latest Balance Sheet were properly stated therein at the lesser of cost or fair market value consistent with historical practices of the Company Group. All such inventories are owned free and clear of all Liens, except for Permitted Liens. All of the inventories recorded on the Latest Balance Sheet consist of, and all inventories of the Company Group on the Closing Date will consist of, items of a good and merchantable quality usable or saleable in the normal course of business consistent with past practices and are and will be in quantities sufficient for the normal operation of the Company Group’s business in accordance with past practice, including, without limitation, packaging, raw materials, works in progress and finished products (in each case, designated as such). The values at which inventories are stated in the Financial Statements reflect the inventory valuation policy of the Company Group, which is consistent with historical practices of the Company Group.

(b) Each of the products sold by the Company Group is, and at all times up to and including the sale thereof has been, (i) in compliance in with all applicable federal, state, local and foreign Laws and regulations and (ii) fit for the ordinary purposes for which it is intended to be used. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable Laws, rules and regulations and current industry practice with respect to its contents and use.

Section 4.9 No Undisclosed Liabilities.

The Company Group has no Liabilities, except for (i) the Liabilities set forth on Schedule 4.9, (ii) Liabilities on the Latest Balance Sheet or disclosed in the notes thereto, and (iii) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (provided that there is no such material Liability that relates to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding, in each case as in effect on or before the Closing Date). Except as set forth on Schedule 4.9, the Company Group has not, either expressly or by operation of Law, assumed or undertaken any material Liability of any other Person.

Section 4.10 Absence of Certain Changes.

Since the Latest Balance Sheet Date and except as set forth in Schedule 4.10, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; (ii) any material damage, destruction, loss or casualty to property or assets of the Company Group, whether or not covered by insurance, and if there is any damage, such damage is covered by insurance, provided, however, this representation does not cover equipment in the field that has damage that (A) can be classified as ordinary wear and tear, or (B) is caused by a customer for which the customer is responsible and for which the Company reasonably expects the customer to bear the loss of; or (iii) any sale, transfer, license, pledge, mortgage or other disposition of tangible or intangible assets by the Company Group outside of the ordinary course of business; (iv) any sale, assignment, transfer, license, or other disposal of or abandonment or lapse of any Owned Intellectual Property (other than nonexclusive licenses granted by the Company Group in the ordinary course of business); (v) any grant of any increase in the compensation of the Company Group’s employees or entry into any employment, sale bonus, stay bonus or severance contract with any officer or employee of the Company Group, except for annual increases in accordance with historical practices of the Company Group or bonus payments set forth on Schedule 4.10; (vi) any action taken of the type described in Section 6.1, which, had such action occurred after the date hereof, would be in violation of such Section; or (vii) any Contract for the Company Group to take any of the actions specified in this Section 4.10.

Section 4.11 Legal Proceedings.

(a) There are no Proceedings, or, to the Knowledge of the Company, any basis therefor pending, or, to the Company’s Knowledge, threatened against, relating to or involving the Company Group, its business or assets by or before any Governmental Entity.

(b) Since the incorporation of the Company Group, there have been no Proceedings that have (i) resulted in any criminal sanctions or (ii) resulted in any payments, in each case by or against the Company Group or any of its officers or directors in their capacity as officers or directors (whether as a result of a judgment, civil fine, settlement or otherwise).

Section 4.12 Compliance with Laws.

The Company Group is (and has been at all times since the date of its incorporation) in material compliance with all Laws (including, without limitation, Laws or certifications relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and Orders of all Governmental Entities, whether or not the compliance with any such Laws is voluntary or involuntary. Since the Company’s incorporation, (i) the Company Group has not been charged with, and, to the Company’s Knowledge, is not now under investigation with respect to, any actual or alleged violation of any applicable Law, regulation, ordinance, Order or other requirement of a Governmental Entity; (ii) the Company Group has not been a party to or bound by any Order, judgment, decree or award of any Governmental Entity; and (iii) the Company Group has filed all reports required to be filed with any Governmental Entity and has all Permits required to be held on or before the date hereof and all such reports are accurate and complete in all material respects.

All certifications for the Company Group’s products are set forth on Schedule 4.12(b), and such certifications are in full force and effect as of the date hereof, and to the Company’s Knowledge, no fact or circumstance exists that would render such certifications null and void.

Section 4.13 Contracts.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of the following Contracts to which the Company Group is a party or by which the Company Group or any of its assets is bound (collectively, the “Material Contracts”):

(i) any bond, debenture, note, loan, credit or loan agreement or loan commitment, mortgage, indenture, guarantee or other Contract relating to the borrowing of money;

(ii) any lease relating to the Leased Real Property or other lease or license involving any properties or assets (whether real, personal or mixed, tangible or intangible);

(iii) any Contract or agreement that limits or restricts the Company Group or any officers or key employees of the Company Group from engaging in any business in any jurisdiction;

(iv) any franchising and licensing agreements;

(v) any employment agreements;

(vi) any Contract, obligation or commitment that involves a potential commitment, including, without limitation, all open purchase orders issued outside the ordinary course of business, in excess of $25,000.00;

(vii) any agency, brokerage or other agreement with any insurance company;

(viii) any Contract pursuant to which the Company Group provides any ancillary services or sells any ancillary products;

(ix) any Contract concerning the carrying, servicing or ownership of any customer account or any commissions or fees related thereto;

(x) any Contract that restricts the distribution of the Company Group’s products;

(xi) any Contract for capital expenditures or the acquisition or construction of fixed assets by the Company Group;

(xii) any Contract that provides for any change in control, transaction, retention, stay or similar bonus or other payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

(xiii) any Contract for the employment or retention of any officer, partner, individual employee, consultant, independent contractor or other individual on a full-time, part-time or consulting basis, including any such agreement or contract providing for severance payments;

(xiv) any staffing agreement, temporary agency agreement, or similar agreement for the provision of temporary labor;

(xv) any collective bargaining agreement with any recognized trade or labor union or other agreement for the representation of labor;

(xvi) any Contract granting any Person a Lien on all or any part of any of the Company Group’s assets;

(xvii) any Contract for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xviii) any Contract granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any assets;

(xix) any Contract with any agent, distributor or representative that is not terminable without penalty on thirty (30) calendar days’ or less notice;

(xx) any Government Contract;

(xxi) any Contract with any manufacturer of the Company Group’s products;

(xxii) any Contract related to the manufacturing of the Company Group’s products;

(xxiii) any Contract with any supplier of materials used in the Company Group’s products, in excess of $25,000.00;

(xxiv) any Contract related to the Company Group’s information technology systems;

(xxv) any Contract relating to the development, ownership, use, registration, or enforcement of, or exercise of any rights under, any Intellectual Property, provided that (1) licenses of commercially available off-the-shelf Software having a replacement cost of less than $25,000 that is not incorporated in, linked to, distributed with or used to host or provide any Company Group product or service or Owned Software and (2) nonexclusive licenses granted by the Company Group to its customers in the ordinary course of business consistent with past practice shall not be required to be set forth in (but shall be deemed to be set forth in) this Section 4.13(a)(xxv);

(xxvi) any Contract providing for the indemnification or holding harmless of any officer, director, or employee;

(xxvii) any joint venture or partnership Contract;

(xxviii)  any customer Contract for the provision of goods or services by the Company Group;

(xxix) any outstanding power of attorney empowering any Person to act on behalf of the Company Group; and

(xxx) any other existing Contract (other than those described in subparagraphs (i) through (xxix) of this Section 4.13(a)) that is material to the Company Group’s business to which the Company Group is a party or by which it or any of its assets is bound.

True, correct and complete copies of the Contracts required to be set forth on Schedule 4.13(a) have been delivered to Buyer.

(b) The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company Group, and, to the Knowledge of the Company, are legally valid and binding obligations of the other respective parties thereto. There are no existing defaults or breaches of the Company Group under any Material Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and to the Company’s Knowledge, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Material Contract. To the Company’s Knowledge, there are no pending or threatened bankruptcy, insolvency or similar proceedings with respect to any party to such Material Contracts. The Company Group is not participating in any discussions or negotiations regarding modification of or amendment to any Material Contract or entry in any new Material Contract. Schedule 4.13(b) identifies each Material Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Material Contract in connection with the transactions contemplated hereby.

Section 4.14   Government Contracts, Subcontracts and Bids.

(a) General.

(i) Schedule 4.14(a) sets forth a current, complete and accurate list of all Government Contracts and unexpired Government Bids involving payments in excess of $1,000,000 that are currently active in performance (or have been active in performance in the past but have not been closed after receiving final payment) and to which the Company Group is a party. Schedule 4.14(a) accurately reports for each such Government Contract the contractor, the customer, the contract number, as well as the Company Group’s estimate of the total value with respect to all Government Contracts and Government Bids.

(ii) Except as set forth on Schedule 4.14(a)(ii), no Government Contract listed in such schedule was awarded on the basis of any qualification as a “small business,” “small disadvantaged business,” protégé status, or other preferential status (including, but not limited to, disadvantaged business, minority-owned business, women-owned business or other business status based on ownership or control, or participation in or qualification under other preferential status programs, such as the Historically Underutilized Business Zone program or participation under Section 8(a) of the Small Business Act or similar preferences).

(iii) There is no outstanding or threatened claim, protest or Proceeding concerning any Government Contract and Government Bid and, to the Company’s Knowledge, there are no circumstances that reasonably could be expected to lead to initiation of a claim, protest or Proceeding concerning any Government Contract or Government Bid.

(iv) The Company Group does not possess, and the Government Contracts do not require, security clearance from any Governmental Entity.

(b) Compliance, Performance, Termination and Breach of Government Contracts and Government Bids.

With respect to any and all Government Contracts and Government Bids to which the Company Group is or has been, within the five years immediately preceding the Closing, a party:

(i) the Company Group is, and has been since its incorporation, in compliance with all material terms and conditions of each Government Contract and Government Bid (including but not limited to all provisions and requirements incorporated expressly, by reference or by operation of applicable Laws), including all reporting requirements;

(ii) the Company Group is, and has been since its incorporation, in compliance in all material respects with its obligations under its Federal Supply Schedule contracts (including, without limitation, the Price Reduction clause, GSAR 552.238-75 and the Company Group’s computation and payment of the Industrial Funding Fee) and, to the Company’s Knowledge, there are no circumstances that reasonably could be expected to lead to an allegation of a violation of the Company Group’s Federal Supply Schedule contracts, including, but not limited to, a triggering of the Price Reduction clause or the initiation of a claim for violating the Price Reduction clause or the Company Group’s obligation to make payment of the Industrial Funding Fee;

(iii) the Company Group is, and has been since its incorporation, in compliance in all material respects with all representations and certifications made by the Company Group with respect to each Government Contract or Government Bid and such representations and certifications were accurate in every material respect as of their effective date and as of the date hereof and the Company Group has fully complied with all such representations and certifications in all material respects;

(iv) the Company Group is, and has been since its incorporation, in compliance in all material respects with all requirements of applicable Laws pertaining to each Government Contract and Government Bid and all requirements of Governmental Entities regarding such applicable Laws with respect to each Government Contract and Government Bid;

(v) to the Company’s Knowledge, there exists no basis for a claim of any material Liability by any Governmental Entity as a result of defective cost or pricing data submitted or failed to be submitted in connection with any Government Contract or Government Bid;

(vi) no Government Contract to which the Company Group is a party has been the subject of a termination for default, and the Company Group has not received any written demand for cure or show cause regarding performance of a Government Contract or any written (or, to the Company’s Knowledge, oral) notice of or claim for or assertion of a condition of default, a breach of contract, a violation of any applicable Laws, or a violation of a contract requirement (including, but not limited to, all provisions and requirements incorporated expressly, by reference or by operation of Law therein) in connection with a Government Contract or Government Bid, whether from a Governmental Entity or from any prime contractor, subcontractor, vendor or other third party; and

(vii) to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would reasonably be expected to result in a condition of default or breach of contract or a material violation of any Government Contract term or condition or any applicable Laws with respect to a Government Contract or Government Bid.

(c) Internal Controls, Audits and Investigations.

(i) The Company Group has not (i) undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Entity relating to any Government Contract and involving defective pricing, the Price Reduction clause in any Federal Supply Schedule contract or Task Order issued thereunder, fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof; or (ii) received written notice of, and has not undergone, any investigation or review relating to any Government Contract and involving defective pricing, the Price Reduction clause in any Federal Supply Schedule contract or Task Order issued thereunder, fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof. No such audit, review, inspection, investigation, survey or examination of records has been threatened against the Company Group in writing. The Company Group has not received any official notice that it is or was being specifically audited or investigated by any Governmental Entity, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract, or the Department of Justice (including any United States Attorney).

(ii) The Company Group has not made a material misstatement or omission or violated the False Claims Act or the False Statements Act and to the Company’s Knowledge, there are no circumstances that would reasonably be expected to warrant allegation of fraud in connection with any Government Contract or Government Bid.

(d) Debarment, Suspension and Exclusion.

(i) The Company Group has never been, and is not now the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Entity or in the award of any Government Contract, nor has it been listed on any list of parties excluded or otherwise declared ineligible to participate in government-funded programs nor, to the Company’s Knowledge, has any such debarment, suspension or exclusion proceeding or proposed listing been initiated or threatened against the Company Group since the Company Group’s incorporation.

(ii) No determination has been made by a Governmental Entity that the Company Group is nonresponsible or ineligible for award of a Government Contract, nor, to the Company’s Knowledge, do any circumstances exist that would reasonably be expected to warrant the institution of debarment, suspension or exclusion proceedings or any finding of nonresponsibility or ineligibility with respect to the Company Group in the future.

(iii) The Company Group is in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other applicable foreign Laws relating to corrupt practices and similar matters.

Section 4.15 Insurance Policies.

(a) Schedule 4.15(a) contains a complete and correct list of all insurance policies carried by or for the benefit of the Company Group or any of its assets, specifying the insurer, policy number, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. The Company Group reasonably believes that it maintains insurance with reputable insurers for all risks normally insured against, and in amounts normally carried, by Persons of similar size engaged in similar lines of business. Schedule 4.15(a) also sets forth all relevant information as to the nature and approximate amount of all claims for insured losses sustained by the Company Group during the five (5) year period immediately preceding the Closing, including, but not limited to, claims relating to errors and omissions, fidelity bond, workers’ compensation, automobile and general liability. All such insurance policies and bonds are in full force and effect and will be maintained by the Company Group in full force and effect as they apply to any matter, action or event relating to the Company Group occurring through the Closing Date, and the Company Group has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. Except as disclosed on Schedule 4.15, there is no claim by the Company Group pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid, and the Company Group has otherwise materially complied fully with the terms and conditions of all such policies and bonds. To the Company’s Knowledge, there is no threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.

(b) Schedule 4.15(a) contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, product liability, workers compensation, health and other material forms of insurance required to be held by the Company Group pursuant to any Contract with a customer, vendor, payor or supplier.

Section 4.16 Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.16:

(a) the Company Group possesses, and is in compliance with, all Permits required under Environmental Laws and has filed all notices that are required under Environmental Laws, and the Company Group is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

(b) no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, Proceeding or review is pending or, to the Company’s Knowledge, threatened by any Governmental Entity or other Person with respect to any matters relating to the Company Group and relating to or arising out of any Environmental Law;

(c) there are no Liabilities arising in connection with or in any way relating to the Company Group or the Leased Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances, including notice of actual or threatened Liability under CERCLA or any similar foreign, state or local statute or ordinance from any Governmental Entity or any third party, which could reasonably be expected to result in or be the basis for any such Liability;

(d) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Leased Real Property or any other property now or previously owned, leased or operated by the Company Group;

(e) the Company Group has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws;

(f) the Company Group has not provided a guarantee and is not otherwise subject to any material liability of another Person or subject to an outstanding indemnity with respect to any material liability, in each case relating to Environmental Law or Hazardous Materials; and

(g) the Company Group has made available to Buyer all reports of environmental assessments, investigations, and audits in the Company Group’s possession related to the Leased Real Property or any other property now or previously owned, leased or operated by the Company Group.

For purposes of this Section 4.16, the term “Company” and “Company Group” shall include any entity that is, in whole or in part, a predecessor of the Company or any Subsidiary of the Company.

Section 4.17 Intellectual Property.

(a) The Company Group owns all right, title, and interest in, or has a valid and enforceable written license or other permission to use, all Company Intellectual Property. The Company Group is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens. None of the Owned Intellectual Property has been adjudged to be invalid or unenforceable nor has any such Owned Intellectual Property been cancelled, in whole or in part, and the Owned Intellectual Property is valid, subsisting and enforceable.

(b) Schedule 4.17(b) sets forth an accurate and complete list of the Registered Intellectual Property and material unregistered Owned Intellectual Property, including the jurisdiction where each item of such Registered Intellectual Property is registered or filed, the applicable patent or registration number and application number, the record owner, and the legal or beneficial owner and any action, filing and payment that must be taken or made within six (6) months after the Closing with respect to the Registered Intellectual Property, including any deadline to file a new application in any jurisdiction (it being understood that the Company Group shall provide such schedule on the date hereof that is based on the Company Group’s estimate of when the Closing will occur and an updated version of such schedule on the Closing). All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms, and not as a result of any act or omission by the Company Group (including failure by the Company Group to pay any required maintenance fees).

(c) The Company Group has taken all reasonably necessary action to maintain and protect all of the Company Intellectual Property. The Company has taken commercially reasonable measures to protect (i) the confidentiality of all trade secrets and any other confidential information that is Owned Intellectual Property and (ii) any confidential information owned by any Person to whom the Company Group has a confidentiality obligation. No such trade secrets or confidential information have been disclosed by the Company to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets and confidential information by such Person. Except as set forth on Schedule 4.17(c), no Person (including current and former founders, employees, contractors, and consultants of the Company Group) has any right, title, or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. All Persons who have created any Intellectual Property for or on behalf of the Company Group have executed valid and enforceable written assignments of any such Intellectual Property and waivers of all moral rights to the Company Group, and the Company Group has delivered true and complete copies of such assignments to the Buyer. To the Company’s Knowledge, no Person is in violation of any such confidentiality or assignment agreements.

(d) No funding, facilities, or personnel of any Governmental Entity or any university or other educational institution or research organization has been used in connection with the development of any Owned Intellectual Property and the Company Group and its predecessors have not participated in any standards setting organization, except that the Company is an advisor to the International Marine Contractors Association. No Governmental Entity, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Intellectual Property.

(e) All Owned Software (i) conforms in all material respects with all specifications, representations, warranties, and other descriptions established by the Company Group or conveyed thereby to its customers or other transferees, (ii) is operative for its intended purpose, free of any material defects, and does not contain any Malicious Code; and (iii) has been maintained by the Company Group in accordance with its contractual obligations to customers or other transferees and industry standards.

(f) No Person other than the Company Group possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Software, and all such source code has been maintained strictly confidential. The Company Group has no obligation to afford any Person access to any such source code. The Company Group is in possession of all documentation and other materials relating to the Software used in the business of the Company that is reasonably necessary for the use, maintenance, enhancement, development, and other exploitation of such Software as used in, or currently under development for, the business of the Company Group, including installation and user documentation, engineering specifications, flow charts, programmers’ notes, and know-how.

(g) Except as set forth on Schedule 4.17(g), no Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Software or any product or service of the Company Group in any manner that may (i) require, or condition the use or distribution of any Owned Software or any such product or service on the disclosure, licensing, or distribution of any source code for any portion of such Owned Software, product, or service or (ii) otherwise impose any material limitation, restriction, or condition on the right or ability of the Company Group to use, allow third parties to use, distribute, or enforce any Owned Intellectual Property in any manner.

(h) The Company IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups, and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance, and trained personnel which are sufficient in all material respects for the current of the business of the Company Group. The Company Group has disaster recovery, data back-up, and security plans, procedures, and facilities and has taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security, and integrity of the Company IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Company Group has maintained in the ordinary course of business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the Company IT Assets. The Company IT Assets have not suffered any material failure within the last five years.

(i) The Company Group, and the former and current conduct of the business of the Company Group and the products and services thereof, including the manufacture, importation, use, offer for sale, sale, licensing, distribution, and other commercial exploitation of such products and services and the Company Intellectual Property have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. The Company Group is not the subject of any pending legal proceeding that either alleges a claim of infringement, misappropriation, or other violation of any Intellectual Property or rights of publicity of any Person, or challenges the ownership, use, patenting, registration, validity, or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened against the Company Group within the last five years. No Person has notified the Company Group in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by the Company Group or that the Company Group requires a license to any of such Person’s Intellectual Property rights. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property. No written or oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by the Company Group within the last five years.

(j) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company Group’s right to own or use any Company Intellectual Property. Immediately subsequent to the Closing, the Company Intellectual Property will be owned or available for use by the Company Group on terms and conditions identical to those under which the Company Group owns or uses the Company Intellectual Property immediately prior to the Closing, without payment of additional fees.

(k) The Company Group is, and for the previous five (5) years has been, in compliance with all applicable Privacy and Security Requirements in all material respects. The Company Group, and to the Company’s Knowledge any third-party Processing Protected Data on behalf of the Company Group, has not experienced any Security Breaches, and the Company Group is not aware of any notices or complaints from any Person regarding such a Security Breach. The Company Group has not received any notices or complaints from any Person regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements.

(l) The Company Group has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company Group in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company Group has implemented, and has required all third parties that receive Protected Data from or on behalf of Company Group to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 4.18 Transactions with Affiliates.

Except as set forth in Schedule 4.18, no officer or director of the Company Group, or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Company Group have any interest in: (a) any Contract, arrangement or understanding with, or relating to, the Company Group, its business or assets; (b) any loan, arrangement, understanding, agreement or Contract for or relating to the Company, its business or assets; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company Group. Schedule 4.18 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Company Group.

Section 4.19 Undisclosed Payments.

Neither the Company Group nor the officers or directors of the Company Group nor anyone acting on behalf of any of them, has made or received any payments not fully disclosed in the Company Group’s books and records consistent with historical practices of the Company.

Section 4.20 Customer and Supplier Relations.

(a) Customers.

(i) Schedule 4.20(a) sets forth the names of the top ten (10) customers (which term, for purposes of this Section 4.20, includes distributors) of the Company Group by dollar purchase volume (measured by the gross amount invoiced to the customer during the applicable period) that purchased products or services from the Company Group during the year ended December 31, 2022 (such customers being the “Top Customers”), together with the amount of such dollar purchase volume.

(ii)   Other than as expressly set forth in the agreements with the Top Customers, there are no special warranties, payment terms, agreements to return or exchange goods, consignment arrangements, course of dealing terms that vary substantially from the terms of the applicable contract or similar understandings with any Top Customer.

(iii) True and correct copies of all Contracts currently in effect with the Top Customers have been provided to Buyer.

(iv) The Company Group maintains good relations with each of the Top Customers, and to the Company’s Knowledge, no event has occurred that would materially and adversely affect the Company Group’s relations with any such Top Customer. Since the Latest Balance Sheet Date, none of the Top Customers has canceled, terminated or, to the Company’s Knowledge, made any threat to any employee of the Company Group to: (A) cancel or otherwise terminate its Contract or (B) cancel or otherwise terminate its business relationship with the Company Group or (C) decrease its usage of the Company Group’s services or products. Except as set forth on Schedule 4.20(a), none of the Top Customers has advised the Company, whether verbally or in writing, that it (x) intends during the twelve (12)-month period immediately following the date hereof to cease purchasing any products of the Company Group or to reduce its purchases from the Company Group by more than five percent (5%), on an annualized basis, from its annualized dollar purchase volume during the year ended December 31, 2022; (y) has elected or will elect to source more than five percent (5%) of its requirements that were previously sourced from the Company Group from other suppliers; or (z) will require the Company Group during the twelve (12)-month period immediately following the date hereof to reduce prices or otherwise adversely change the terms of sale to such Top Customer as a condition of obtaining business or retaining existing business; it being understood that nothing in this Section 4.20(a) constitutes a guarantee of continuing business from any Top Customer.

(b) Top Suppliers.

(i) Schedule 4.20(b) sets forth the names and addresses of the top ten (10) suppliers by dollar purchase volume (measured by the gross amount invoiced to the Company Group by such supplier during the applicable period) from which the Company Group ordered raw materials, components, supplies, merchandise, finished goods or other goods and services (“Goods”) during the year ended December 31, 2022 (the “Top Suppliers”), together with a brief description of the Goods provided.

(ii) Other than as expressly set forth in the agreements with the Top Suppliers, there are no special warranties, payment terms, agreements to return or exchange goods, consignment arrangements, course of dealing terms that vary substantially from the terms of the applicable contract or similar understandings with any Top Supplier.

(iii) True and correct copies of all Contracts currently in effect with the Top Suppliers have been provided to Buyer.

(iv) To the Company’s Knowledge, the Top Suppliers have sufficient manufacturing capacity to meet the requirements of the Company Group as presently conducted. To the Company’s Knowledge, the Top Suppliers will be able to deliver goods and services to the Company Group at prices no greater than those set forth in their existing Contracts with the Company Group or, in the absence of such Contracts, the prices charged to the Company Group during the year ending December 31, 2022 in sufficient quantities to meet the requirements of the Company Group as presently conducted; provided, however, that this representation will not apply to price increases in the ordinary course of business by a Top Supplier as a result of inflationary or other economic factors. The Company Group has not experienced, and to the Company’s Knowledge there do not exist, any material quality control or similar problems with the products currently being supplied or on order from any of the Top Suppliers.

(v) The Company Group maintains good relations with each of the Top Suppliers, and to the Company’s Knowledge, no event has occurred that would materially and adversely affect the Company Group’s relations with any such Top Supplier. Since the Latest Balance Sheet Date, none of the Top Suppliers has canceled, terminated or made any threat to: (A) cancel or otherwise terminate its Contract or (B) cancel or otherwise terminate its business relationship with the Company Group. None of the Top Suppliers (w) has advised the Company Group, whether verbally or in writing, that any Top Supplier intends to refuse or otherwise fail to supply Goods to the Company at any time after the Closing Date in a manner consistent with past practices during the year ended December 31, 2022; (x) has advised the Company Group, whether verbally or in writing, that it intends to make such sales on terms materially different than they have during the year ending December 31, 2022; (y) has breached its obligations to the Company Group in any material respect since the Latest Balance Sheet Date that was not cured after a reasonable period after notice from the Company Group; or (z) has at any time since the Latest Balance Sheet Date failed to comply with the quality, quantity or delivery standards of the Company Group in any material respects.

Section 4.21 US Employee Matters.

(a) Schedule 4.21(a) contains a true and complete list of all of the employees and independent contractors of the Company as of the date of this Agreement, specifying the position for such employee or independent contractor and, classification as exempt or non-exempt under the United States Fair Labor Standards Act of 1938, as amended. Except as set forth on Schedule 4.21(a)-2, the Company has not made any written or oral commitment to any employee or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement. The Company maintains, in all respects, accurate and complete Form I-9s with respect to each of its former and current employees in accordance with applicable laws concerning immigration and employment eligibility verification obligations.

(b) The employees of the Company have not been, and currently are not, represented by any labor organization or group whatsoever. The Company has not been and is not a signatory to any collective bargaining agreement, and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization involving or representing employees of the Company has occurred, is in progress or is threatened. The Company has not engaged in any unfair labor practices under applicable Laws. The Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Law. There is no lockout or, to the Company’s Knowledge, any threatened lockout of any employees of the Company, and no such action is contemplated by the Company or its Affiliates.

(c) No workers’ compensation or retaliation claim, complaint, charge or investigation has been filed, threatened to be brought or filed, or is pending against the Company, and the Company has maintained and currently maintain adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.

(d) The Company is in compliance with all applicable Laws, regulations and orders and all contracts governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Davis Bacon Act, the Walsh-Health Act, the service Contract Act, Executive Order 11246, the FLSA and the Rehabilitation Act of 1973 and all regulations under such acts.

(e) There is no charge, complaint, mediation or Proceeding, with respect to or relating to the Company pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or compliance with other employment-related matters, nor have there been any such charges, complaints, mediations, or Proceedings within the last three (3) years. The Company has not received any written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation, audit or other inquiry relating to the Company within the last three (3) years, and, to the Company’s Knowledge, no such investigation, audit or other inquiry is in progress or threatened in any manner.

(f) The Company has investigated all sexual harassment or other harassment, discrimination, retaliation, or policy violation allegations of which it was aware in the past three (3) years. With respect to each such allegation that the Company has reasonably deemed to have potential merit after appropriate investigation, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material liability with respect to any such allegations and is not aware of any allegations relating to its current or former employees that, if known to the public, would bring the Company into material disrepute.

(g) The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants.

(h) Each person who has provided or is providing services to the Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. The Company has no liability or obligations under any applicable Laws arising out of treating any such person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits that such person has not been afforded under any applicable Laws or benefit plan or program of the Company. The Company is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Company personnel (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(i) Schedule 4.21(i) contains a true and complete list of each Company Benefit Plan. Except as set forth on Schedule 4.21(i):

(i) all such Company Benefit Plans are in full force and effect and are, and have been, operated, established, administered and funded in compliance with all applicable provisions of ERISA, the Code and other applicable Law, and, to the Company’s Knowledge, no event has occurred and there exists no condition or set of circumstances which has resulted in or which would reasonably be expected to result in the imposition of any liability on the Company under ERISA, the Code or other applicable Law with respect to such Company Benefit Plans;

(ii) the 3D At Depth, Inc. 401(k) Plan is intended to be qualified under Section 401(a) of the Code is a prototype or volume submitter plan and can rely on an opinion or advisory letter from the Internal Revenue Service (the “IRS”), and, to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan;

(iii) all contributions, distributions, reimbursements and/or payments required to be made under the terms of any Company Benefit Plans have been timely made or have been properly accrued and reflected in the Company’s Financial Statements in accordance with the terms of the applicable Company Benefit Plans and applicable Law;

(iv) there are no pending or, to the Company’s Knowledge, threatened, audits or investigations by any Governmental Entity involving any of the Company Benefit Plans, and there are no pending or, to the Company’s Knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans) or Proceedings involving any Company Benefit Plans or any fiduciary thereof, nor are there any facts that could reasonably be expected to form the basis for any such claim or Proceeding;

(v) no Company Benefit Plan provides benefits to any Person who is not a current or former employee, individual consultant, or individual independent contractor of the Company, or a dependent or beneficiary of any such current or former employee;

(vi) No Company Benefit Plan is a source of unfunded benefit liability that may be attributable to the Company, and no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code), no breach of fiduciary duty, and no reportable event, as defined in ERISA, has occurred in connection with any Company Benefit Plan;

(vii) no Company Benefit Plan has ever provided health care or other non-pension benefits to any current or former employee, director, or officer (or other dependent or beneficiary) after their employment is terminated, except as required by Law or for health care continuation coverage under the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(j) Except as set forth on Schedule 4.21(j), neither the Company nor any of its ERISA Affiliates has or, has had within the last six (6) years, an obligation to contribute to or any Liability (whether actual or contingent) under or with respect to any (i) “multiemployer plan” (as such term is defined in Section 4001(a)(3) or 3(37) of ERISA), (ii) “multiple employer plan” (as such term is defined in Section 4063 or 4064 of ERISA), (iii) “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(k) With respect to each Company Benefit Plan, the Company has made available to Buyer complete and accurate copies of the following, to the extent applicable: (i) the current plan document and adoption agreement, and any amendments thereto (or a summary of the key terms for any unwritten Company Benefit Plan), (ii) the most recent summary plan description and any summaries of material modification thereto, (iii) the most recent determination or opinion letter received from the IRS, if any, (iv) the most recent annual report (Form 5500) with all attachments, if available, (v) the three (3) most recent compliance testing results, if any, and (vi) any material notices, letters, or other correspondence with or from any Governmental Entity.

(l) Each contract, arrangement, or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any employee, officer, director, independent contractor, or other service provider for any excise taxes, interest, or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(m) Except as set forth on Schedule 4.21(m), the execution of this Agreement and the consummation of the transactions contemplated hereunder will not (either alone or upon the occurrence of any additional events) (i) entitle any current or former director, officer, employee, individual independent contractor or individual consultant to payment of any severance, compensation, transaction, retention, or change in control payment, or other benefit payable by a shareholder of the Company, (ii) accelerate the time of funding, vesting or payment of any compensation or benefits under any of the Company Benefit Plans to any current or former director, officer, employee, individual independent contractor or individual consultant, or (iii) result in the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

(n) (i) The Company has no obligations in respect of any unfunded deferred compensation, retirement or pension liabilities under any employee benefit plan or in respect or post-retirement liabilities under any applicable Laws; and except as to items already included in the Final Closing Working Capital, (ii) there are no amounts due to or in respect of current or former employees of the Company, including (v) accrued and unpaid vacation, (w) accrued and unpaid bonuses or commissions, (x) any other bonus or commission amounts related to the pre-Closing period (irrespective of whether accrued), (y) 401(k) matching and profit sharing contributions and (z) severance payments or other similar obligations related to the termination of any former employees (including the employer portion of any related payroll and other employment Taxes for the foregoing items (v) through (z)).

Section 4.22 Permits.

Except as set forth on Schedule 4.22, the Company Group has all Permits necessary for its operations in the conduct of its business, such Permits are valid, binding and in full force and effect and no violations are or have been recorded in respect of any thereof, and no Proceeding is pending or threatened to revoke or limit any thereof. The Company Group has taken all necessary action to maintain each Permit. Schedule 4.22 contains a true, correct and complete list of all such Permits under which the Company Group is operating or bound, and the Company Group has furnished or made available to Buyer true and correct copies of the Permits required to be set forth on Schedule 4.22. To the Company’s Knowledge, there is no proposed change in any applicable Law which would require the Company Group to obtain any Permits not set forth on Schedule 4.22 in order to conduct its business as presently conducted. Except as set forth on Schedule 4.22, none of the Permits required to be set forth on Schedule 4.22 shall be adversely affected as a result of the Company Group’s execution and delivery of, or the performance of its obligations under, this Agreement or the consummation of the transactions contemplated hereby. No loss or expiration of any Permit is threatened, pending or reasonably foreseeable.

Section 4.23 Notes, Accounts Receivable and Accounts Payable.

(a) Notes. There are no notes receivable of the Company Group owing by any director, officer, shareholder or employee of the Company Group.

(b) Accounts Receivable. Schedule 4.23(b) sets forth the accounts receivable of the Company Group as of September 20, 2023 (the “Receivables”) showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth in Schedule 4.23(b), to the Company’s Knowledge, the debtors to which the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding, and none of the Receivables has been made subject to an assignment for the benefit of creditors. Except as set forth in Schedule 4.23(b), all Receivables that are reflected on the Latest Balance Sheet (net of any reserves shown thereon) (i) are valid, existing and to the Company’s Knowledge, fully collectible in a manner consistent with the Company Group’s past practice without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business, and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other Liens, except for Permitted Liens. Except as set forth in Schedule 4.23(b), all such Receivables are (x) current, and there are no disputes regarding the collectability of any such Receivables and (y) adequately reserved for cancellations and bad debt. Except as set forth in Schedule 4.23(b), the Company has not factored any of the Company’s Receivables.

(c) Accounts Payable. The accounts payable of the Company Group reflected on the Latest Balance Sheet arose from bona fide transactions in the ordinary course of business.

Section 4.24 Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 4.24, neither the Company Group nor any officers, directors or employees of the Company Group nor any Affiliate of the Company Group has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.25 Product and Service Warranties.

Except as set forth in Schedule 4.25, the Company Group does not make any express warranties or guaranties on its own behalf as to products sold or services provided, and there is no pending or, to the Company’s Knowledge, threatened claim alleging any breach of any such warranty or guaranty. Except as set forth in Schedule 4.25, the Company Group has no material exposure to Liability under any such warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in comparable businesses or which would have an adverse effect on the Company Group.

Section 4.26 Taxes.

(a) The Company Group has filed (or caused to be filed) all Tax Returns for all Pre-Closing Tax Periods required to be filed on or prior to the Closing Date (taking into account any extension of time to file) and all such Tax Returns are true, complete and correct in all material respects.

(b) The Company Group has timely paid (or caused to be timely paid) all Taxes (whether or not shown on any Tax Return), for all Pre-Closing Tax Periods that will have been required to be paid on or prior to the Closing Date. The Company Group has complied in all respects with all applicable Laws relating to the collection, withholding and payment of Taxes (such as sales or use Taxes or Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder or any other third party). The Company Group has complied, in all material respects, with all reporting, recordkeeping, information, reporting and backup withholding requirements relating thereto under applicable Law. Neither the Company nor any Subsidiary of the Company have deferred the payment of any payroll taxes pursuant to Section 2302 of the CARES Act.

(c) The Company Group has established, in accordance with historical practices of the Company applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Tax Liabilities that are incurred in or attributable to the Pre-Closing Tax Period (or, with respect to a Straddle Period, to the portion of such period up to and including the Closing Date). Schedule 4.26(c) sets forth as of the Closing Date those taxable years for which the Company’s or its Subsidiaries’ Tax Returns are currently being audited by any taxing authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.

(d) No written claim has ever been made by any Tax authority in a jurisdiction in which the Company or a Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company, as applicable, is or may be subject to taxation by that jurisdiction, and no basis exists for any such claim to be made.

(e) No Tax authority has provided written notice of any issues in connection with any Tax Return relating to Taxes that would affect the Post-Closing Tax Period; there are no threatened nor pending Tax audits, examinations, assessments, administrative or judicial claims, Proceedings, or investigations with respect to Taxes (each a, “Tax Proceeding”) and no waivers of statutes of limitations have been given that would affect the Post-Closing Tax Period and neither the Company nor any Subsidiary of the Company has otherwise agreed to any extension of time with respect to a Tax assessment or deficiency that would affect the Post-Closing Tax Period.

(f) Neither the Company nor any Subsidiary of the Company has filed any amended Tax Return or other claim for a refund as a result of, or in connection with, the carry back of any net operating loss or other attribute to a year prior to the taxable year including the Closing Date under Section 172 of the Code, as amended by Section 2303 of the CARES Act, or any corresponding or similar provision of state, local or non-U.S. Law.

(g) The Company Group has (i) to the extent applicable, complied with all legal requirements in order to defer the amount of the employer’s share of any “applicable employment taxes” deferred by any the Company under Section 2302 of the CARES Act, (ii) to the extent applicable, complied with all legal requirements and duly accounted for any available Tax credits claimed by the Company Group under Sections 7001 through 7005 of the Families First Act, and (iii) not received or claimed any Tax credits under Section 2301 of the CARES Act.

(h) Neither the Company nor any Subsidiary of the Company has requested or received any letter ruling, administrative relief, technical advice or consent to any change of any method of accounting from the Internal Revenue Service (or any comparable item from any other Tax authority).

(i) There are no Liens for Taxes upon any of the Company’s assets nor upon any assets owned by a Subsidiary of the Company. No assets are escheatable to any Governmental Entity.

(j) None of the Company, its Subsidiaries nor any of their respective predecessors is liable for any Taxes: (i) under any agreement (including any Tax sharing, indemnity or allocation agreements), (ii) as a transferee or successor by Contract, Law or otherwise or (iii) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law or regulation.

(k) Neither the Company nor any Subsidiary of the Company has been a party to (i) any “reportable transaction”, (ii) a “listed transaction”, or (iii) a transaction where a “significant purpose of which is the avoidance or evasion of United States federal income tax” as defined in Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or the Treasury Regulations promulgated thereunder or pursuant to notice or other guidance published by the Internal Revenue Service (irrespective of the effective dates).

(l) The Company is (and has been at all times since its conversion from its original entity structure as a limited liability company in 2017) classified for U.S. federal income tax purposes as a C corporation, and no Person has ever taken a position on any Tax Return or examination or other administrative or judicial proceeding that is inconsistent with such treatment.

(m) Neither the Company nor any Subsidiary of the Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. Neither the Company nor any Subsidiary of the Company has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Neither the Company nor any Subsidiary of the Company is required to include an item of income or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any other similar doctrine under state, local, or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date (other than with respect to items included in the Adjustment Amount); (iv) an adjustment under Code Section 481 as a result of a change in method of accounting; or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121 or any “gain recognition agreements” entered into under Code Section 367) on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company has “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 and has not deferred any income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455, Code Section 456, or any corresponding or similar provisions of Law. The Company Group uses the cash basis method of accounting for income Tax purposes.

(o) The Company’s non-U.S. Subsidiary is not, nor at any time has been, a “passive foreign investment company” within the meaning of Section 1297 of the Code. The Company’s non-U.S. Subsidiary is not, nor at any time has been, engaged in the conduct of a trade or business within the United States within the meaning of Code Sections 864(b) or 882(a), or considered to be so engaged under Code Sections 882(d) or 897 or otherwise. The Company’s non-U.S. Subsidiary does not have, nor at any time has had, an investment in “United States property” within the meaning of Code Section 956(b).

(p) The prices and terms for the provision of any property or services undertaken between the Company and its non-U.S. Subsidiary are at arm’s length for the purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.

(q) Each Person providing services to the Company or any Subsidiary of the Company has been properly classified as an employee or independent contractor, as the case may be, for Tax purposes.

(r) Schedule 4.26(r) sets forth a list of the jurisdictions of formation and entity classification of the Company and its Subsidiaries for U.S. federal income tax purposes.

Section 4.27 Ethical Practices.

Neither the Company Group nor any representative thereof has offered or given, and to the Company’s Knowledge no Person has offered or given on its behalf, anything of value to: (a) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (b) any customer, payor or member of the government; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, payor, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (y) inducing such Person to use such Person’s influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company Group in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any of the Company Group in obtaining or retaining business for, or with, or directing business to, any Person. The Company Group has not accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.28 Solvency, Etc.

The Company Group is not insolvent and, immediately after giving effect to the transactions contemplated hereby, the Company Group will not be insolvent. The Company Group has assets, and immediately after giving effect to the transactions contemplated hereby, will have assets, (both tangible and intangible) with a fair saleable value in excess of the amount required to pay its Liabilities as they come due. The Company Group has adequate capital for the conduct of its business and discharge of its debts. The Company Group is not involved in any Proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Company Group’s property.

Section 4.29 Protection of Customer Information.

The Company Group has implemented and maintained commercially reasonable information security measures consistent with industry standards to protect against unauthorized access to, and misuse or loss of, Customer Information or any media containing Customer Information. The Company Group has never experienced any such access, misuse, or loss that could compromise (or threatened to compromise) the security, confidentiality or integrity of such Customer Information.

Section 4.30 Unregistered Securities.

The Company represents and warrants that each Company Stockholder who receives Per Share Equity Consideration has represented to the Company (provided, however, that the representations and warranties given in Section 4.30(b)-(e) will not be true as of the date of this Agreement, but will be true as of the Effective Date) as follows:

(a) Except as set forth on Schedule 4.30(a), such Company Stockholder is an “accredited investor” within the meaning of Rule 501 under the 1933 Act and is able to bear the risk of holding the Per Share Equity Consideration, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Per Share Equity Consideration.

(b) Such Company Stockholder has been furnished with materials relating to the business, finances and operations of Buyer (and the Per Share Equity Consideration) that has been requested by such Company Stockholder. Such Company Stockholder has been afforded the opportunity to ask questions of Buyer. Neither such inquiries nor any other due diligence investigations conducted at any time by such Company Stockholder shall modify, expand, amend or affect such Company Stockholder’s right to rely on the Buyer’s and Merger Sub’s representations and warranties contained in ARTICLE V below. Such Company Stockholder understands that holding the Per Share Equity Consideration involves a high degree of risk. Such Company Stockholder has sought such accounting, legal and tax advice as such Company Stockholder has considered necessary to make an informed investment decision with respect to its acquisition of the Per Share Equity Consideration.

(c) Such Company Stockholder acknowledges and agrees that until such time as the Per Share Equity Consideration has been registered pursuant to the provisions of the 1933 Act, or the Per Share Equity Consideration is eligible for resale pursuant to Rule 144 promulgated under the 1933 Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Per Share Equity Consideration will bear the following restrictive legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

(d) Such Company Stockholder will be acquiring the Per Share Equity Consideration for its own account and not with a view to distribution in violation of any securities laws. Such Company Stockholder has been advised and understands that the Per Share Equity Consideration has not been or will not be registered under the 1933 Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the 1933 Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the 1933 Act or pursuant to another available exemption from the registration requirements of the 1933 Act). Such Company Stockholder has been advised and understands that Buyer, in issuing the Per Share Equity Consideration, is relying upon, among other things, the representations and warranties of such Company Stockholder contained in this Section 4.30 in concluding that such issuance is a “private placement” and is exempt from the registration provisions of the 1933 Act.

(e) Such Company Stockholder acknowledges and agrees that it is voluntarily acquiring the Per Share Equity Consideration based on its own judgment and not in reliance upon any verbal or written representations by any of the Buyer or Merger Sub or any of their respective agents regarding the prospective profits of the business associated with Buyer subsequent to the Closing Date. Such Company Stockholder further acknowledges and agrees that it understands that no warranties as to the future performance of the business of Buyer have been or are being made by any of the Buyer or Merger Sub or their respective agents. Such Company Stockholder acknowledges that the efforts of certain Company Stockholders subsequent to the Closing Date, as well as the general competitiveness of the marketplace, will have profound effects on the success of Buyer. Such Company Stockholder acknowledges that the acquisition of the Per Share Equity Consideration involves a risk that future performance may not equal past performance of the business operations, and the Company Stockholder accepts that risk.

Section 4.31 Disclosure.

No representation, warranty or covenant made by the Company in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Company Ancillary Documents and no certificate furnished or to be furnished to Buyer at the Closing or any written information previously provided to Buyer in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

Section 4.32 Buyer’s Knowledge.

Prior to the execution of this Agreement, the Company has delivered to Buyer true and complete copies of the Material Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any Lien or other adverse claim on any of the Company’s assets, and any other documents or instruments identified or referred to in this Agreement or the Schedules hereto. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Company’s other obligations or Buyer’s or Merger Sub’s other rights under this Agreement.

Section 4.33 Disclaimer of Other Representations and Warranties.

Except for the representations and warranties contained in this Agreement (including the related portions of the Company Disclosure Schedules hereto), neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives.

Section 4.34 UK Employee Matters.

(a) Schedule 4.34(a) contains a true and complete list of all of the employees, workers (including all individuals engaged by a professional employer organization) and independent contractors of the UK Subsidiary as of the date of this Agreement, specifying the position for such employee or independent contractor. The Company has not made any written or oral commitment to any employee, worker or independent contractor with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement. The Company has carried out right to work checks for all employees and maintains, in all respects, accurate and complete evidence of the right to work for each of its former and current employees and workers in accordance with applicable laws concerning immigration and employment eligibility verification obligations.

(b) Except as set forth in Schedule 4.34(b), there are no incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) in which any employee, worker or independent contractor of the UK Subsidiary participates.

(c) The UK Subsidiary has not recognised any trade union, works/staff councils or association of trade unions or other organisation of employees, workers or independent contractors and there is no collective agreement or other agreement or arrangement whether in writing, oral or created by custom and practice, with any trade union, staff association, staff works council or other organisation of employees, workers or independent contractors of the UK subsidiary. The Company has not implemented any collective redundancies that could implicate the Trade Union and Labour Relations (Consolidation) Act 1992, as amended, or any similar state or local Law.

(d) The UK Subsidiary has in relation to each employee, worker and independent contractor of the UK Subsidiary:

(i) to the Company’s Knowledge, performed and discharged all material UK legal and contractual obligations and duties it is required to perform;

(ii)   complied with any applicable material UK laws affecting contractual and other relations between employers and their employees, workers or independent contractors;

(iii) discharged its current obligations to pay all salaries, wages, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes, national minimum wage, income tax and national insurance contributions, pension contributions and insurance premiums and other benefits of or connected with the employment or engagement of the employees, workers or independent contractors of the UK Subsidiary.

(e) To the Company’s Knowledge there are no sums owing to or from any employee, worker or independent contractor of the UK Subsidiary other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year owed by the UK Subsidiary to the relevant employee, worker or independent contractor.

(f) The UK Subsidiary is not engaged or involved in any dispute, claim or legal proceedings with any of its current or former employees, workers or independent contractors and, as to the Company’s Knowledge, there are no present circumstances which are likely to give rise to any such dispute.

(g) To the Company’s Knowledge, there are no enquiries or investigations existing, pending or threatened, into the UK Subsidiary by the Equality and Human Rights Commission or similar authority in any other jurisdiction.

(h) no notice to terminate the contract of employment or engagement of any employee, worker or independent contractor of the UK Subsidiary (whether given by the relevant employer or by the employee, worker or independent contractor) is pending, outstanding or threatened.

(i) Each person who has provided or is providing services to the UK Subsidiary, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. The UK Subsidiary has no liability or obligations under any applicable Laws arising out of treating any such person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits that such person has not been afforded under any applicable Laws or benefit plan or program of the UK Subsidiary. The UK Subsidiary is not liable for any payment to any trust or other fund or to any governmental entity with respect to unemployment compensation benefits, social security or other benefits or obligations for UK Subsidiary personnel (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(j) In respect of any insured benefits provided to or for the benefit of UK Subsidiary employees (the “Insured Benefits”):

(i) such benefits are fully insured by an insurance policy with an insurer of good repute;

(ii) to the Company’s Knowledge, there are no grounds which may enable the insurance company to avoid or limit its liability, invalidate the insurance or legitimately refuse to renew the insurance either at all or only on special terms or result in the premiums being increased and the insurance company has met in full all claims due for settlement;

(iii) to the Company’s Knowledge, there are no claims, complaints, investigations, disputes or legal proceedings about benefits under, or membership of, the Insured Benefits and there are no circumstances which shall or may give rise to such a claim, complaint, investigation, proceeding or dispute; and

(iv) no person who has at any time had the right to join an Insured Benefits scheme has been excluded from doing so.

(k) The UK Pension Scheme and the UK Life Assurance Scheme are the only arrangements under which the UK Subsidiary has, or may have, any obligation (whether legally binding or not) to provide or contribute towards pension, lump sum, ill-health, disability or accident benefits in respect of any current or former worker, employee or officer of the UK Subsidiary or their dependents, including any benefits as set out in Section 150(1) of the Finance Act 2004 and no announcement has been made of an intention or proposal to enter into or establish any such arrangement.

(l) The UK Subsidiary complies and at all times has complied with its obligations under the Pensions Act 2008 and associated regulations in relation to auto-enrolment.

(m) There are no outstanding contributions, premiums, taxes, or expenses relating to the UK Pension Scheme or the UK Life Assurance Scheme or services in respect of the UK Pension Scheme or the UK Life Assurance Scheme which the UK Subsidiary is or could be liable to pay in whole or in part.

(n) No person with whom the UK Subsidiary is connected or associated participates, or has participated, as an employer in a defined benefit occupational pension scheme. No director of the UK Subsidiary is connected or associated with an employer in a defined benefit occupational pension scheme.

(o) No contribution notice or financial support direction under the Pensions Act 2004, notice, fine or other sanction has been issued by the Pensions Regulator to the UK Subsidiary.

(p) Since August 1981, the UK Subsidiary has not entered into any transaction whereby employees or former employees were transferred to the UK Subsidiary under the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Transfer of Undertakings (Protection of Employment) Regulations 2006, as amended or replaced, or Council Directive 77/187 EEC, who prior to the transfer had rights under an occupational pension scheme that did not solely relate to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006).

(q) Benefits quantified by reference to a level of pay are not, and have never been provided by, or promised through, the UK Pension Scheme.

(r) With respect to the UK Pension Scheme and the UK Life Assurance Scheme, the Company has made available to Buyer complete and accurate copies of the current governing documentation for these arrangements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company, except as set forth in the disclosure schedule delivered by the Buyer to the Company (the “Buyer Disclosure Schedules”), that the statements contained in this ARTICLE V are correct and complete (i) as of the date of this Agreement and (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE V, except, in each case, those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

Section 5.1 Organization.

Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Capitalization.

As of the date of this Agreement, there were 49,832,918 shares of Buyer Common Stock issued and outstanding (the “Buyer Stock”) and there were 8,624,991 Buyer Public Warrants issued and outstanding (the “Buyer Warrants” and, together with the Buyer Stock, the “Buyer Listed Securities”). Each issued and outstanding Buyer Listed Security is duly authorized, validly issued, and was issued in compliance with all applicable Laws. Each issued and outstanding share of Buyer Stock is fully paid and nonassessable. There are no declared or accrued but unpaid dividends or other distributions with respect to any Buyer Listed Security. All shares of underlying Buyer Common Stock which may be issued upon the exercise of the rights represented by the Buyer Warrants will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with all applicable Laws. The authorized capital stock of Merger Sub consists of 100 shares of common stock with a par value of $0.01 per share, of which 1 share is issued and outstanding. Each issued and outstanding share of Merger Sub Common Stock is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with all applicable Laws. There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Merger Sub Common Stock. Merger Sub has no assets and no liabilities.

Section 5.3 Valid Issuance.

The shares of Buyer Common Stock constituting the Per Share Equity Consideration are duly authorized and, upon issuance at the Closing, will be validly issued, fully paid and non-assessable, and the issuance of such shares is not subject to preemptive rights. Such shares are issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts.

Section 5.4 Authorization.

(a) Subject to the Buyer Stockholder Approval, each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the “Buyer Ancillary Documents”), to perform its obligations under this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Documents. The execution and delivery of this Agreement and the Buyer Ancillary Documents by Buyer and Merger Sub, the performance by Buyer and Merger Sub of their respective obligations under this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Buyer Ancillary Documents, except for the Buyer Stockholder Approval, have been duly and validly authorized by all necessary corporate action on the part of Buyer and Merger Sub. This Agreement has been and, as of the Closing Date, the Buyer Ancillary Documents will be, duly executed and delivered by Buyer and Merger Sub, and do or will, as the case may be, constitute the valid and binding agreements of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms, subject to Buyer Stockholder Approval, applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

(b) The affirmative vote of a majority of the outstanding stock of Buyer entitled to vote thereon is required to approve this Agreement (the “Buyer Stockholder Approval”). The Buyer Stockholder Approval is the only vote of any of Buyer’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Closing).

Section 5.5 Absence of Restrictions and Conflicts.

The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Buyer Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Buyer Ancillary Documents do not or will not, as the case may be, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of Buyer or Merger Sub, (b) any Contract, Permit or other instrument applicable to the Buyer or Merger Sub or their businesses, (c) any Order of any Governmental Entity to which Buyer or Merger Sub is a party or by which Buyer or Merger Sub or any of their respective properties is bound or (d) any Permit, Law or arbitration award of any court or Governmental Entity or agency applicable to Buyer or Merger Sub, that in any case would be reasonably likely to prevent or materially delay the performance by Buyer or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

Section 5.6 Brokers, Finders and Investment Bankers.

Except as set forth on Schedule 5.6, neither Buyer nor Merger Sub, nor any officers, directors nor employees of Buyer or Merger Sub, nor any Affiliate of Buyer or Merger Sub, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.7 Exempt Offering.

The shares of Buyer Common Stock issued in connection with the payment of the Per Share Equity Consideration have not been registered under the 1933 Act and are being offered and sold pursuant to an exemption from registration contained in the Securities Act.

Section 5.8 SEC Documents.

Buyer has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since its inception, under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished SEC Document filed or furnished prior to the Closing Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Buyer Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Buyer Financial Statements, were prepared consistent with historical practices applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Buyer Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Buyer as of the dates and for the periods indicated therein.

Section 5.9 Exchange Listing.

The Buyer Common Stock is listed on the NASDAQ Composite (the “NASDAQ”), and Buyer has not received any notice of delisting from the NASDAQ. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Body, or of the NASDAQ, preventing or suspending trading in any securities of Buyer has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened. Buyer has taken no action that is designed to terminate the registration of the Buyer Common Stock under the Exchange Act.

Section 5.10 Solvency, Etc.

As of the Closing Date, neither Buyer nor Merger Sub will be insolvent and, immediately after giving effect to the transactions contemplated hereby, neither Buyer nor Merger Sub will be insolvent.

Section 5.11 Due Diligence.

Buyer and Merger Sub acknowledge and agree that they have conducted their own independent investigation, review and analysis of the Company and its business, results of operations, prospects, condition (financial or otherwise) and assets and acknowledge that Buyer representatives have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Buyer and Merger Sub further acknowledge and agree that: (a) in determining to enter into this Agreement and to consummate the transactions contemplated hereby, they have relied solely upon their own investigation and the express representations and warranties of the Company set forth in ARTICLE IV of this Agreement; and (b) the Company has not made any representation or warranty as to the Company, its business or assets, or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement and the associated disclosure statements.

Section 5.12 Disclosure.

No representation, warranty or covenant made by the Buyer or Merger Sub in this Agreement or the Exhibits attached to this Agreement, or any of the Buyer Ancillary Documents and no certificate furnished or to be furnished to the Company at the Closing or any written information previously provided to the Company in connection with the transactions contemplated hereby, contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) From the date hereof until the Closing Date or the earlier termination of this Agreement pursuant to Section 8.1 (the “Transition Period”), the Company Group shall, except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by Buyer, which consent shall not be unreasonably delayed, conditioned or withheld, conduct the business of the Company Group in the ordinary course on a basis consistent with past practice and, except those in the ordinary course of business and not otherwise prohibited under this Section 6.1, not enter into any Contract, transaction or activity or make any commitment. By way of illustration and not in limitation of the foregoing, the Company Group agrees that it shall:

(i) preserve the relationships and goodwill of the Company Group;

(ii) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its assets or the conduct of its business requires such qualification;

(iii) duly and timely file or cause to be filed all reports and returns required to be filed by it with any Governmental Entity and promptly pay or cause to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(iv) maintain in good condition and repair (ordinary wear and tear excepted), consistent with past practices, its assets and all equipment, fixtures and other tangible personal property located on the Leased Real Property;

(v) manage the working capital of the business of the Company Group, including cash, receivables, or other current assets, trade payables and other current Liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and by paying outstanding obligations, trade accounts and other indebtedness as they come due;

(vi) continue to extend customers credit, collect accounts receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

(vii) perform in all material respects all of the Company Group’s obligations under, and not default or suffer to exist any event or condition that with notice or lapse of time or both would constitute a default under, each Material Contract (except those being contested in good faith) and not enter into, assume or amend any Material Contract;

(viii) maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of the Company Group;

(ix) continue to maintain the Company Group’s books and records in accordance with the historical practices of the Company; and

(x) continue the Company Group’s cash management practices in the ordinary course of business consistent with past practice.

(b) Without limitation of the provisions set forth in Section 6.1(a), except as otherwise consented to in writing by Buyer, which consent shall not be unreasonably delayed, conditioned or withheld, during the Transition Period, the Company Group shall not:

(i) dispose of, permit to lapse any rights to use or disclose to any Person any Company Intellectual Property not heretofore a matter of public knowledge;

(ii) amend or modify its charter documents;

(iii) create any subsidiary or acquire any equity interest of any business or entity;

(iv) (A) sell any of its assets, other than in the ordinary course of business consistent with past practice; (B) sell or factor any accounts receivable, with or without recourse, except as permitted under the terms of that certain Purchase and Sale Agreement dated May 26, 2021, by and between the Company and Catalyst Finance, L.P., (C) create, incur or assume any Company Debt outside the ordinary course of business; (D) grant, create, incur or suffer to exist any Liens which did not exist on the date hereof; (E) incur any Liability except in the ordinary course of business consistent with past practice; (F) write off any guaranteed checks, notes or accounts receivable except in the ordinary course of business consistent with past practice; (G) write down the value of any asset on the books or records of the Company Group, except for depreciation and amortization in the ordinary course of business and consistent with past practice; (H) cancel any debt or waive any claims or rights; (I) make any commitment for any capital expenditure to be made on or after the Closing Date outside of the ordinary course of the business consistent with past practice and in excess of $50,000, or (J) enter into any Material Contract outside of the ordinary course of the business consistent with past practice requiring the expenditure of more than $100,000 in any one (1) calendar year by the Company;

(v) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its executive and management employees (for the avoidance of doubt, the Company can conduct annual reviews of non-executive or non-management employees, which may include increases to compensation not to exceed 4% above the prior year);

(vi) except for the merger of the 3D At Depth, Inc. 401(k) Plan with and into the ITHR 401(k) Plan, sponsored by InTandem Human Resources LLC, (A) adopt, amend or terminate any Company Benefit Plan, the UK Pension Scheme or the UK Life Assurance Scheme, (B) increase the benefits provided under any Company Benefit Plan, the UK Pension Scheme or the UK Life Assurance Scheme, or (C) promise or commit to undertake any of the foregoing in the future;

(vii) pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of Liabilities reflected or reserved against in the Latest Balance Sheet or incurred in the ordinary course of business since the date thereof consistent with past practice;

(viii) increase any reserves for contingent Liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice); or

(ix) authorize, or commit or agree to take, any of the foregoing actions.

In connection with the continued operation of the Company Group’s business during the Transition Period, the Company Group will confer in good faith on a regular and frequent basis with one (1) or more representatives of Buyer designated to the Company Group regarding operational matters and the general status of ongoing operations promptly and will notify Buyer of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect on the Company Group, its results of operations, business or prospects. The Company Group acknowledges that Buyer does not and will not waive any rights it may have under this Agreement as a result of such consultations. The Company Group shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company Group set forth in this Agreement becoming untrue.

Section 6.2 Inspection and Access to Information.

During the Transition Period, the Company Group shall (i) provide Buyer and its designees, officers, counsel, accountants, actuaries, financing sources and other authorized representatives (collectively, the “Representatives”) with such information as Buyer may from time to time reasonably request; (ii) provide Buyer and its Representatives access during regular business hours and upon reasonable notice to the books, records, offices, personnel, counsel, accountants and actuaries of the Company Group as Buyer or its Representatives may from time to time reasonably request; and (iii) permit Buyer and its Representatives to make such inspections thereof as Buyer may reasonably request. No such investigation (or any disclosure made at any time by the Company to Buyer) shall limit or modify in any way, or act or result in a waiver of, the Company’s obligations with respect to any breach of the representations, warranties, covenants or agreements of the Company contained herein (including, without limitation, conditions to Closing or indemnification obligations).

Section 6.3 Notices of Certain Events.

The Company shall promptly notify Buyer in writing, and the Buyer shall promptly notify the Company in writing of:

(a) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(d) any actions, suits, claims, investigations or Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relate to the consummation of the transactions contemplated by this Agreement;

(e) the damage or destruction by fire or other casualty of any of the other party’s assets or part thereof or in the event that any of such party’s assets or part thereof becomes the subject of any Proceeding or, to the Knowledge of the Company or the Buyer, as applicable, threatened Proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action; and

(f) (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or the Buyer, as applicable, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in ARTICLE VII of this Agreement and (ii) any failure of the Company or the Buyer, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

No such notice shall limit or modify in any way, or act or result in a waiver of, the Company’s or the Buyer’s, as applicable, obligations with respect to any breach of any of the representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing).

Section 6.4 No Solicitation of Transactions.

During the Transition Period, neither the Company nor any of its Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar Contract with any Person other than Buyer and Merger Sub with respect to a sale of all or any portion of the assets of the Company, or a merger, consolidation, business combination, sale of all or any portion of the equity interests of the Company, or the liquidation or similar extraordinary transaction with respect to the Company that may prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby. The Company will notify Buyer orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which the Company or any of its Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters, and, if such proposal is in writing, the Company will deliver to Buyer a copy of such inquiry or proposal.

Section 6.5 Reasonable Efforts; Further Assurances; Cooperation.

Subject to the other provisions of this Agreement, the parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required (including, without limitation, those described on Schedule 4.13(b)) and all regulatory approvals and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to the Outside Date in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other representatives or designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

(a) Each of the parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that neither Buyer nor Merger Sub shall have any obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Company or the transactions contemplated by this Agreement or the Buyer Ancillary Documents). Each of the parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

(c) The Company will give any notices to third parties and use commercially reasonable efforts (in consultation with Buyer) to obtain any third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Schedule 4.13(b), (iii) required to avoid a breach of or default under any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) required to prevent a Material Adverse Effect, whether prior to or after the Closing Date, including, without limitation, those set forth in Schedule 6.1.

Section 6.6 Interim Financials.

As promptly as practicable after each regular accounting period subsequent to the Latest Balance Sheet Date and prior to the Closing Date, the Company will deliver to Buyer periodic financial reports in the form which it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of each accounting period and statements of income and changes in financial position of the Company for the period then ended. The Company covenants that such interim statements (i) will present fairly the financial condition of the Company as of their respective dates and the related results of its operations for the respective periods then ended, and (ii) will be prepared in accordance with the historical practices of the Company applied on a basis consistent with the Interim Financial Statements.

Section 6.7 Public Announcements.

None of Buyer, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Buyer, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Act or the rules of any national securities exchange), in which case Buyer or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Buyer or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to this Section 6.7, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 6.8 Confidentiality.

At Closing, Buyer’s obligations under the Confidentiality Agreement shall terminate.

Section 6.9 Intended Tax Treatment.

(a) The Parties acknowledge and agree that the transactions pursuant to this Agreement are intended to be treated for U.S. federal income Tax purposes (and any applicable U.S. state or local income Tax purposes that follow the U.S. federal income Tax treatment) in the manner set forth in this Section 6.9(a) (the “Intended Tax Treatment”), and each of the Parties agrees to, and will cause their respective Affiliates to, use commercially reasonable efforts to cause the transactions pursuant to this Agreement to qualify for the Intended Tax Treatment.

(i) Each of the Parties intend that the Merger shall constitute a transaction that qualifies as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code.

(ii) The Buyer and the Company hereby adopt, and will cause any Affiliates to adopt, as necessary, this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 6.10 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, all U.S. federal, state, local, non-U.S. or other excise, sales, use, value-added, transfer (including real property transfer), stamp, documentary, excise, registration, filing, recordation and other such Taxes and fees incurred in connection with this Agreement, together with any interest, additions or penalties with respect thereto, (“Transfer Taxes”) shall be paid by the Buyer when due, and the Buyer will cause the Company to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Buyer shall join in the execution of any such Tax Returns and other documentation.

Section 6.11 Tax Covenants.

(a) Each Party shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the transactions or any audit pertaining to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(b) Buyer acknowledges that certain holders of Company Common Stock may take the position for U.S. federal income tax purposes that the Per Share Equity Consideration qualifies for the tax treatment described in Section 1202 of the Code. Each of the Buyer and the Company will comply with its respective obligations, if any, arising under Treasury Regulations promulgated after the Closing Date pursuant to Section 1202.

Section 6.12 Assistance with Issuance.

The Company shall provide, and shall cause its officers and employees to provide, all cooperation reasonably requested by Buyer in connection with the arrangement and consummation of, and the negotiation of agreements with respect to, the share issuance necessary to consummate the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause its officers, directors, managers and employees to (i) cause the senior officers of the Company to be reasonably available during normal business hours, on reasonable advance notice, to Buyer and other relevant parties to participate in due diligence sessions and to participate in presentations (including any lender meetings or similar presentations) related to such issuance, and (ii) reasonably assist in the preparation of customary documents and assist Buyer in preparing other appropriate and customary materials, in each case to be used in connection with such issuance.

Section 6.13 Updated Disclosure Schedules.

(a) From and after the date of this Agreement until the Closing Date, the Company shall prepare and deliver to Buyer supplements and/or amendments to the Company Disclosure Schedules (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE IV in each case, such supplement, amendment or new Schedule shall only relate to items that would cause the conditions under Section 7.2(a) and Section 7.2(c) to be untrue and shall be referred to as a “Company Update”) with respect to matters first arising after the date hereof; provided that, in the event that the disclosure of the facts, circumstances and events included in such Company Update would give Buyer the right to elect to terminate this Agreement pursuant to Section 8.1(b) if the thirty (30) day cure period described therein had lapsed and Buyer does not make such election within fifteen (15) Business Days of its receipt of such Company Update, Buyer shall no longer be able to terminate this Agreement as a result of such Company Update.

(b) From and after the date of this Agreement until the Closing Date, the Buyer shall prepare and deliver to Company supplements and/or amendments to the Buyer Disclosure Schedules (which may contain additional Schedules that are not in existence as of the date hereof relating to any of the provisions contained in ARTICLE V in each case, such supplement, amendment or new Schedule shall only relate to items that would cause the conditions under Section 7.3(a) and Section 7.3(c) to be untrue and shall be referred to as a “Buyer Update”) with respect to matters first arising after the date hereof; provided that, in the event that the disclosure of the facts, circumstances and events included in such Buyer Update would give Company the right to elect to terminate this Agreement pursuant to Section 8.1(c)  if the thirty (30) day cure period described therein had lapsed and Company does not make such election within fifteen (15) Business Days of its receipt of such Buyer Update, Company shall no longer be able to terminate this Agreement as a result of such Buyer Update.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligations.

The respective obligations of each party to effect the transactions contemplated hereby are subject to the satisfaction prior to the Closing Date of the conditions set forth below, unless waived (to the extent such conditions can be waived) by Buyer or the Company, as applicable.

(a) Approvals. All authorizations, consents, Orders or approvals of, or declarations or filings with, or expiration of waiting periods, imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement and the Related Documents shall have been obtained or made.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity nor other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the Related Documents shall be in effect.

(c) Statutes. No action shall have been taken or threatened, and no Law or Order shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Related Documents by any Governmental Entity that would (i) make the consummation of the transactions contemplated hereby or thereby illegal or substantially delay the consummation of any material aspect of the transactions contemplated hereby or thereby, (ii) compel the Company or Buyer or any of their Affiliates to dispose or hold separate all or a material portion of the business or assets of the Company or Buyer or any Affiliate thereof as a result of the consummation of the transactions contemplated hereby or thereby or (iii) render any party unable to consummate the transactions contemplated hereby or thereby.

Section 7.2 Conditions to Obligations of Buyer and Merger Sub.

The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by Buyer):

(a) Accuracy of Representations and Warranties. All representations and warranties made by the Company in this Agreement and in the Related Documents shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Related Documents as of the Closing Date.

(c) No Material Adverse Effect. Since the Latest Balance Sheet Date, there shall not have occurred (nor shall Buyer have become aware of), and no effect or circumstance shall exist which could be expected to have, a Material Adverse Effect solely with respect to the Company Group.

(d) Company Certificate. The Chief Executive Officer of the Company shall have executed and delivered to Buyer a certificate as to compliance with the conditions set forth in Sections 7.2(a), (b) and (c).

(e)  Consents and Approvals. Buyer shall have received duly executed copies of all consents and approvals (including, without limitations, those consents and approvals set forth on Schedule 7.2(e), and the Company Requisite Approval), in form and substance satisfactory to Buyer and its counsel, that are (i) required for consummation of the transactions contemplated by this Agreement and the Related Documents or (ii) required in order to prevent a breach of, or a default under, or a termination of, any Material Contract.

(f) Buyer Board Approval. Buyer’s Board of Directors shall have approved this Agreement and the consummation of the transactions contemplated by this Agreement.

(g) Buyer Stockholder Approval. The Buyer Stockholder Approval shall have been obtained.

(h) Ancillary Documents. The Company shall have delivered, or caused to be delivered, to Buyer the following:

(i) written resignations of the directors and officers of the Company and the UK Subsidiary set forth on Schedule 7.2(h)(i);

(ii)  evidence of the termination of the Contracts set forth on Schedule 7.2(h)(ii);

(iii) a certificate, dated as of the Closing Date, signed by the Secretary of the Company, certifying as to (i) the Company’s certificate of incorporation and bylaws and the incumbency of its officers executing this Agreement and each Company Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and each Company Ancillary Document to which it is a party;

(iv) copies of all filings and/or notices made by the Company with Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents, if any;

(v)  an executed IRS Form W-9 from the Company;

(vi) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that the Company is not, and has not been at any time during the five (5)-year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder;

(vii)   Offer letters and restrictive covenant agreements for each of Carl Embry and Euan Tait, each in a form reasonably satisfactory to the Buyer and each of Carl Embry and Euan Tait, respectively, and each duly executed by Carl Embry and Euan Tait;

(viii) each Company Stockholder listed on Exhibit E shall have delivered a duly executed copy of the Small Stockholder Lock-Up Agreement to Buyer (except as otherwise agreed to in writing by the Buyer and the Company); and

(ix) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by Buyer to otherwise consummate the transactions contemplated by this Agreement.

(i) Appraisal Rights. The aggregate number of shares of Company Common Stock immediately prior to the Effective Time, the holders of which have demanded and perfected their demands for appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not exceed 1% of the fully diluted outstanding shares of Company Common Stock.

(j) No Prohibition. There shall not have been enacted or promulgated any Proceedings, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

(k)  Share Registration Exemption. Buyer shall be reasonably satisfied that no more than thirty-five (35) of the potential recipients of Buyer Common Stock or rights to acquire Buyer Common Stock in connection with the Merger will fail to be, at the Closing, “accredited” as defined in Rule 501 promulgated under Regulation D of the Securities Act and the issuance of all shares of Buyer Common Stock in the Merger shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue-sky” Laws.

(l) SAAB Amendment. The Company shall have entered into an amendment to the OSS Lease Purchase and License Agreement in form and substance satisfactory to the Buyer in its sole discretion.

Section 7.3 Conditions to Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, unless waived (to the extent such conditions can be waived, by the Company):

(a)  Accuracy of Representations and Warranties. All representations and warranties made by Buyer and Merger Sub in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at such time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)  Performance of Obligations by Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and the Buyer Ancillary Agreements as of the Closing Date.

(c)  No Material Adverse Effect. Since the Latest Balance Sheet Date, there shall not have occurred (nor shall Buyer have become aware of), and no effect or circumstance shall exist which could be expected to have a Material Adverse Effect solely with respect to the Buyer.

(d)  Company Requisite Approval. The Company Stockholders shall have approved the Company’s consummation of the Merger pursuant to a Company Requisite Approval.

(e)  Filing of S-4. Buyer shall have filed a Form S-4 Registration Statement with the Securities Exchange Commission, which shall have been declared effective.

(f) Ancillary Documents. Buyer shall have delivered, or caused to be delivered, to the Company the following:

(i) Offer letters and restrictive covenant agreements for each of Carl Embry and Euan Tait, each in a form reasonably satisfactory to the Buyer and each of Carl Embry and Euan Tait, respectively, and each duly executed by Buyer;

(ii)  a certificate, dated as of the Closing Date, signed by the Secretary of Buyer, certifying as to (i) Buyer’s certificate of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Buyer Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and each Buyer Ancillary Document to which it is a party;

(iii) a certificate, dated as of the Closing Date, signed by the Secretary of Merger Sub, certifying as to (i) Merger Sub’s certificate of incorporation and by-laws and the incumbency of its officers executing this Agreement and each Buyer Ancillary Document to which it is a party and (ii) the resolutions of the board of directors of Merger Sub authorizing the execution, delivery and performance by Merger Sub of this Agreement and each Buyer Ancillary Document to which it is a party;

(iv) a certificate from an officer of the Buyer setting forth facts necessary to support the Intended Tax Treatment; and

(v)  all other documents required to be entered into or delivered by Buyer and Merger Sub at or prior to the Closing pursuant to this Agreement or the Buyer Ancillary Documents.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

This Agreement may be terminated at any time at or prior to the Closing Date by:

(a)  the mutual consent of Buyer and the Company; or

(b)  Buyer, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement (or any breach of the Company Stockholder Support Agreement on the part of the applicable Company Stockholder that is a party to the Company Stockholder Support Agreement); provided, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to the Company; provided further, however, that a termination by Buyer pursuant to this Section 8.1(b) shall not relieve the Company of Liability for such breaches or otherwise; or (ii) the conditions set forth in Sections 7.1 or 7.2 shall not have been satisfied or waived (to the extent they may be waived) within one-hundred eighty (180) days of the date of this Agreement (the “Outside Date”); or

(c)  the Company, if (i) there has been a breach by Buyer or Merger Sub of any representation, warranty, covenant or agreement on its part contained in this Agreement; provided that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Company to Buyer; provided further, however, that a termination by the Company pursuant to this Section 8.1(c) shall not relieve Buyer or Merger Sub of liability for such breaches or otherwise; or (ii) the conditions set forth in Sections 7.1 or 7.3 shall not have been satisfied or waived (to the extent they may be waived) by the Outside Date; or

(d)  by written notice from either the Company or Buyer to the other if the Buyer Stockholder Approval is not obtained by proxy or at a stockholder meeting specified for the purpose (subject to any adjournment or recess of the meeting); or

(e)  Buyer or the Company, if any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and non-appealable.

Notwithstanding anything to the contrary contained herein, neither Buyer nor the Company shall be entitled to terminate this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(c)(ii), as applicable, if a breach of this Agreement by Buyer or Merger Sub on the one hand, or the Company, on the other hand, has prevented the satisfaction of a condition to the Closing.

Section 8.2 Termination Procedures.

Any termination pursuant to Section 8.1(a) shall be effected by a written instrument signed by Buyer and the Company, and any other termination pursuant to Section 8.1 shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

Section 8.3 Effect of Termination.

Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE IX

PRE-CLOSING TAX INDEMNITY; REPRESENTATIONS AND WARRANTIES INSURANCE POLICY; REMEDIES

Section 9.1 Pre-Closing Tax Indemnity.

(a)  Subject to the other terms and conditions of this ARTICLE IX, Company shall indemnify and defend Buyer against, and shall hold Buyer harmless from and against, and shall pay and reimburse Buyer for, any and all Losses incurred or sustained by, or imposed upon, the Buyer based upon, arising out of, with respect to or by reason of Company Taxes that are attributable to any Pre-Closing Tax Period including that portion of any Straddle Period ending on the Closing Date.

(b)  For purposes of determining whether Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date) for the purposes of Section 9.1(a) the Parties agree as follows:

(i) In the case of property Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(iii)  In the case of all other Taxes for a Straddle Period (including income Taxes, Texas franchise taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company or its Subsidiaries, as applicable, filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (iii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

Section 9.2 RWI Policy.

(a)  Buyer has obtained and bound the RWI Policy, a copy of which is attached hereto as Exhibit A. The Parties acknowledge and agree that the Company has had a chance to review such policy and the costs associated with the issuance of such policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of such policy. The Parties agree that the RWI Policy shall contain a waiver of subrogation such that the RWI Policy insurer waives all rights of subrogation against the Company and its Affiliates in connection with any claims brought in connection with this Agreement.

(b)  Notwithstanding anything to the contrary in this Agreement, the Company Stockholders shall bear the cost of the (i) RWI Underwriting Fee Amount, (ii) RWI Broker Fee Amount, and (iii) 50% of the RWI Premium Amount, which amounts shall be withheld from the calculation of the Equity Value payable to the Company Stockholders and paid by Buyer to the RWI Policy insurer and Buyer’s insurance broker (as applicable to obtain and cause the RWI Policy to become effective). Buyer shall bear the cost of the remaining 50% of the RWI Premium Amount.

(c)  Notwithstanding anything to the contrary in this Agreement, no limitations, qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the RWI Policy.

Section 9.3 Sole and Exclusive Remedy.

Other than for claims based on Fraud, gross negligence or intentional misconduct, or claims for specific performance, the sole and exclusive remedy of Buyer arising out of or resulting from this Agreement and the transactions contemplated hereby shall be in accordance with, and limited solely to, the RWI Policy.

Section 9.4 Nonsurvival of Representations, Warranties and Covenants.

Except in the case of Fraud, none of the representations, warranties, covenants, obligations or other agreements of the Company and Buyer in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Company Ancillary Document or Buyer Ancillary Document that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) ARTICLE X. Nothing in this Section 9.4 shall be deemed to limit or modify (1) the ability of Buyer to make claims under or recover under the RWI Policy.

ARTICLE X
MISCELLANEOUS PROVISIONS

Section 10.1  Specific Performance and Other Remedies.

The parties each acknowledge that the rights of each party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching party may be without an adequate remedy at Law. The parties agree, therefore, that in the event that any party violates or fails or refuses to perform any covenant or agreement made by such party in this Agreement, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at Law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 10.2  Notices.

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when emailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

To Buyer or Merger Sub:

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, TX 77598

Attn: Legal Department

Email: legal@nautic.us

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attn: Michael Blankenship

Email: mblankenship@winston.com

To the Company prior to the Closing:

3D at Depth, Inc.

1900 S. Sunset St. Suite 1-D

Longmont, CO 80501

Attn: Carl Embry

Email: carl.embry@3datdepth.com

with a copy to:

Hutchinson Black & Cook LLC

921 Walnut Street, Suite 200

Boulder, CO 80302

Attn: Justin C. Konrad

Email: justin.konrad@hbcboulder.com

and

BoyarMiller

2925 Richmond Ave., 14th Floor

Houston, TX 77098

Attn: Gary W. Miller
Email: gmiller@boyarmiller.com

or to such other address or addresses as the parties may from time to time designate in writing.

Section 10.3  Schedules and Exhibits.

The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 10.4  Assignment; Successors in Interest.

No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement. This Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

Section 10.5  Number; Gender.

Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 10.6  Captions.

The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.

Section 10.7  Controlling Law; Amendment.

This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

Section 10.8  Consent to Jurisdiction, Etc.

Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties agree that, after a legal dispute is before a court as specified in this Section 10.8, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 10.8 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 10.9  WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties waive any provision of Law that renders any such provision prohibited or unenforceable in any respect.

Section 10.11 Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

Section 10.12 Enforcement of Certain Rights.

Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the parties, and their successors or permitted assigns, any rights, remedies or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

Section 10.13 Waiver.

Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such party with respect to the matters relating to such waived condition. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 10.14 Integration.

This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the parties with respect to the subject matter of this Agreement.

Section 10.15 Cooperation Following the Closing.

Following the Closing, each of the parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other party the benefits of this Agreement.

Section 10.16 Transaction Costs.

Except as provided above or as otherwise expressly provided herein, (a) Buyer and Merger Sub will pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel, and (b) the Company will pay its own fees, costs and expenses and those of the Company Stockholders incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of their financial advisors, accountants and counsel.

Section 10.17 Interpretation; Construction.

(a)  The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The use in this Agreement of the terms “furnished,” “provided,” “delivered,” “made available” and similar terms refers, with respect to the provision of information and documents to Buyer, in addition to the physical delivery of such information or documents to Buyer, to such information and/or documents as are made available by the Company or its employees, consultants, advisors or attorneys.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a party hereto to identify the facts or items to which it applies. Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

COMPANY

3D AT DEPTH, INC.

By:	/s/ Carl Embry
Name:	Carl Embry
Title:	Chief Executive Officer

BUYER

NAUTICUS ROBOTICS, INC.

By:	/s/ Nicolaus A. Radford
Name:	Nicolaus A. Radford
Title:	Chief Executive Officer

MERGER SUB

3D MERGER SUB, INC.

By:	/s/ Nicolaus A. Radford
Name:	Nicolaus A. Radford
Title:	Chief Executive Officer

Exhibit F

FORM OF SMALL STOCKHOLDER LOCK-UP AGREEMENT

THIS SMALL STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”) is dated as of __________, 2023, by and between the undersigned (the “Holder”) and Nauticus Robotics, Inc., a Delaware corporation (“Nauticus”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).

BACKGROUND

A. Nauticus, 3D Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and 3D at Depth, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger dated as of October 2, 2023 (the “Merger Agreement”).

B. Pursuant to the Merger Agreement, Nauticus will become the 100% stockholder of the Company (the “Transaction”).

C.  The Holder is the record and/or beneficial owner of equity securities of the Company, which will be exchanged for common stock of Nauticus pursuant to the Merger Agreement.

D. As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.  Lock-Up.

(a)  During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Nauticus.

(b)  In furtherance of the foregoing, Nauticus will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Nauticus’ transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Nauticus’ transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c)  For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)  For purpose of this Agreement, the “Lock-up Period” means: the earlier of (1) the effective date of a registration statement on which the Lock-Up Shares are included or (2) the period that ends 90 days after the closing date of the Transaction; provided, that, in the event Nauticus completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Nauticus’ stockholders having the right to exchange their shares for common stock, cash, securities or other property, then the Lock-Up Shares shall be released from the restrictions set forth herein to the extent necessary to allow such Holder to participate in such transaction.

The restrictions set forth herein shall not apply to: (1) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equity holders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; or (5) transfers or distributions of, or other transactions involving, securities other than the Lock-up Shares (including, without limitation, securities acquired in the Transaction Financing or in open market transactions); provided, no transfer hereunder shall be valid or effective unless such transferee agrees in writing to be bound by the terms of this Agreement as if she were an original party hereto. Further, notwithstanding anything to the contrary herein, at the option of the Holder, these restrictions will not apply and the Lock-Up Shares may be included in any future offerings of Nauticus.

In addition, the restrictions set forth herein shall not apply to any bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions after the Closing Date, if such transaction or transactions would result in a Change of Control; provided that in the event that such tender offer, merger, consolidation, business combination, stock purchase or transaction or series of related transactions is not completed, the Lock-up Shares shall remain subject to the restrictions set forth herein. A “Change of Control” means (whether by tender offer, merger, consolidation, asset sale or other similar transaction, whether in one or a series of related transactions): (a) the sale of all or substantially all of the consolidated assets of Nauticus and Nauticus subsidiaries to a third-party Nauticus; (b) a sale resulting in no less than a majority of the voting power of Nauticus being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Nauticus with or into a third-party Nauticus that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company. In the event that all or a portion of the securities subject to any other lock-up agreement entered into, or otherwise applicable, in connection with the Transaction are released early from the restrictions of such other such other lock-up agreement (whether by release, waiver, amendment, modification, termination or otherwise), the Lock-up Shares subject to this Agreement shall be released on a pro rata basis.

2.  Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3.  Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Nauticus, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the shares of Nauticus received by the Holder as merger consideration in the Transaction and beneficially owned by the Holder as specified on the signature page hereto are collectively referred to as the “Lock-up Shares.”

4.  No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.  Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Nauticus, to:

Nauticus Robotics, Inc.

17146 Feathercraft Lane, Suite 450

Webster, TX 77598

Attention: Legal Department

Email: legal@nautic.us

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Attention: Michael Blankenship

Email: mblankenship@winston.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

[●]

Attention: [●]

E-mail: [●]

or to such other address as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Closing. Notwithstanding anything to the contrary contained herein, this Agreement and all rights and obligations of the parties hereunder shall be of no force or effect until and unless the Closing occurs pursuant to the Merger Agreement.

8. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Nauticus and its successors and assigns.

10. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Nauticus Robotics, Inc.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER

By:
Name:

Address:

[●]

NUMBER OF Lock-up Shares:

[●]